SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 8, 2007

among

CPI CORP.

as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent

and

LASALLE BANK NATIONAL ASSOCIATION,

as Sole Lead Arranger and Sole Bookrunner

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TABLE OF CONTENTS

SECTION 1	DEFINITIONS.	1
1.1	Definitions.	1
1.2	Other Interpretive Provisions.	24
SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING,
CONVERSION AND LETTER OF CREDIT PROCEDURES.	26
2.1	Commitments.	26
2.1.1	Revolving Commitment.	26
2.1.2	Term B Loan Commitment.	26
2.1.3	L/C Commitment.	27
2.2	Loan Procedures.	28
2.2.1	Various Types of Loans.	28
2.2.2	Borrowing Procedures.	28
2.2.3	Conversion and Continuation Procedures.	29
2.2.4	Swing Line Facility.	30
2.3	Letter of Credit Procedures.	32
2.3.1	L/C Applications.	32
2.3.2	Participations in Letters of Credit.	32
2.3.3	Reimbursement Obligations.	33
2.3.4	Funding by Lenders to Issuing Lender.	34
2.4	Increase in Commitments.	34
2.5	Commitments Several.	36
2.6	Certain Conditions.	36
2.7	Funding and Availability.	36
2.7.1	Funding by Lenders; Presumption by Administrative Agent.	36
2.7.2	Payments by Company; Presumptions by Administrative Agent.	37
SECTION 3	EVIDENCING OF LOANS.	37
3.1	Notes.	37
3.2	Recordkeeping.	37
SECTION 4	INTEREST.	38
4.1	Interest Rates.	38
4.2	Interest Payment Dates.	38
4.3	Setting and Notice of LIBOR Rates.	38
4.4	Computation of Interest.	39
SECTION 5	FEES.	39
5.1	Non-Use Fee.	39
5.2	Letter of Credit Fees.	39
5.3	Administrative Agent’s Fees.	39
SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS. 40
6.1	Reduction or Termination of the Revolving Commitment.	40
6.1.1	Voluntary Reduction or Termination of the Revolving
Commitment.	40
6.1.2	All Reductions of the Revolving Commitment.	40
6.2	Prepayments.	40
6.2.1	Voluntary Prepayments.	40

6.2.2	Mandatory Prepayments.	40
6.3	Manner of Prepayments.	42
6.3.1	All Prepayments.	42
6.4	Repayments.	42
6.4.1	Revolving Loans.	42
6.4.2	Term B Loans.	42
SECTION 7	MAKING AND PRORATION OF PAYMENTS; TAXES.	43
7.1	Making of Payments.	43
7.2	Application of Certain Payments.	43
7.3	Due Date Extension.	43
7.4	Taxes.	43
SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS
FOR LIBOR LOANS.	46
8.1	Increased Costs.	46
8.2	Capital Requirements.	46
8.3	Changes in Law Rendering LIBOR Loans Unlawful.	47
8.4	Funding Losses.	47
8.5	Right of Lenders to Fund through Other Offices.	47
8.6	Discretion of Lenders as to Manner of Funding.	48
8.7	Certificates for Reimbursement; Conclusiveness of Statements;
Survival of Provisions.	48
8.8	Delay in Requests.	48
8.9	Replacement of Lenders.	48
8.10	Designation of a Different Lending Office.	49
SECTION 9	REPRESENTATIONS AND WARRANTIES.	49
9.1	Organization; Locations of Executive Office; FEIN.	49
9.2	Authorization; No Conflict.	50
9.3	Validity and Binding Nature.	50
9.4	Financial Condition.	50
9.5	No Material Adverse Change.	51
9.6	Litigation and Contingent Liabilities.	51
9.7	Ownership of Properties; Liens.	51
9.8	Equity Ownership; Subsidiaries.	51
9.9	Pension Plans.	51
9.10	Investment Company Act.	52
9.11	Public Utility Holding Company Act.	52
9.12	Regulation T, U and X.	52
9.13	Taxes.	53
9.14	Solvency, etc.	53
9.15	Environmental Matters.	53
9.16	Insurance.	54
9.17	Real Property.	54
9.18	Information.	54
9.19	Intellectual Property.	54
9.20	Burdensome Obligations.	55
9.21	Labor Matters.	55

9.22	No Default.	55
9.23	Sears Agreements.	56
9.24	Wal-Mart Agreements.	56
9.25	Dormant Entities.	56
9.26	Subordinated Debt.	56
9.27	PCA Acquisition Documents.	57
SECTION 10	AFFIRMATIVE COVENANTS.	57
10.1	Reports, Certificates and Other Information.	57
10.1.1	Annual Report.	57
10.1.2	Interim Reports.	57
10.1.3	Compliance Certificates.	58
10.1.4	Reports to the SEC and to Shareholders.	58
10.1.5	Notice of Default, Litigation and ERISA Matters.	58
10.1.6	Management Reports.	59
10.1.7	Projections.	59
10.1.8	Other Information.	60
10.1.9	Retail Location Closings and Openings.	60
10.1.10	Capital Expenditure Report.	60
10.1.11	Subordinated Debt Notices.	60
10.1.12	Notice of Claims under the PCA Acquisition Documents.	60
10.1.13	Schedule 9.1.	60
10.1.14	Collateral Value Information.	60
10.1.15	Notice of Lease Extension or New Leases.	61
10.2	Books, Records and Inspections.	61
10.3	Maintenance of Property; Insurance.	61
10.4	Compliance with Laws; OFAC/BSA Provision; Payment of Taxes
and Liabilities.	62
10.5	Maintenance of Existence, etc.	63
10.6	Use of Proceeds.	63
10.7	Employee Benefit Plans.	63
10.8	Environmental Matters.	64
10.9	Further Assurances.	64
10.10	Deposit Accounts.	65
10.11	Redemptions.	65
10.12	Interest Rate Protection.	65
10.13	Acquisition Documents.	65
10.14	PCA Real Estate Collateral.	65
10.15	Collateral Access Agreements.	66
SECTION 11	NEGATIVE COVENANTS	66
11.1	Debt.	66
11.2	Liens.	68
11.3	Operating Leases.	69
11.4	Restricted Payments.	69
11.5	Mergers, Consolidations, Sales.	70
11.6	Modification of Organizational Documents.	72
11.7	Transactions with Affiliates.	72

11.8	Inconsistent Agreements.	73
11.9	Business Activities; Issuance of Equity.	73
11.10	Investments.	73
11.11	Restriction of Amendments to Certain Documents.	74
11.12	Restriction of Amendments to Subordinated Debt Documents, the PCA Acquisition Documents, and Acquisition Documents. 74
11.13	Transactions with Sears or Wal-Mart.	74
11.14	Dormant Entities.	74
11.15	Fiscal Year.	75
11.16	Financial Covenants.	75
11.16.1	Total Funded Debt to EBITDA Ratio.	75
11.16.2	Minimum EBITDA.	75
11.16.3	Interest Coverage Ratio.	75
SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	75
12.1	Initial Credit Extension.	76
12.1.1	Financial Statements.	76
12.1.2	Notes.	77
12.1.3	Authorization Documents.	77
12.1.4	Consents, etc.	77
12.1.5	Letter of Direction.	77
12.1.6	Reaffirmation to Guaranty and Collateral Agreement.	77
12.1.7	Opinions of Counsel.	78
12.1.8	Insurance.	78
12.1.9	Payment of Fees.	78
12.1.10	Solvency Certificate.	78
12.1.11	Search Results; Lien Terminations.	78
12.1.12	Filings, Registrations and Recordings.	78
12.1.13	Closing Certificate.	78
12.1.14	No Material Adverse Change.	78
12.1.15	Wal-Mart Extension.	79
12.1.16	Disclosure.	79
12.1.17	PCA Acquisition.	79
12.1.18	Governmental Approvals.	79
12.1.19	Bankruptcy Court Approval.	80
12.1.20	Other.	80
12.1.21	Real Estate Documents
(other than the PCA Real Estate Collateral).	80
12.2	Conditions.	80
12.2.1	Compliance with Warranties, No Default, etc.	80
12.2.2	Confirmatory Certificate.	80
SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.	81
13.1	Events of Default.	81
13.1.1	Non-Payment of the Loans, etc.	81
13.1.2	Non-Payment of Other Debt.	81
13.1.3	Other Material Obligations.	81
13.1.4	Bankruptcy, Insolvency, etc.	81

13.1.5	Non-Compliance with Loan Documents.	82
13.1.6	Representations; Warranties.	82
13.1.7	Pension Plans.	82
13.1.8	Judgments.	82
13.1.9	Invalidity of Collateral Documents, etc.	83
13.1.10	Sears Agreements; Wal-Mart Agreements.	83
13.1.11	Guaranty.	83
13.1.12	Change of Control.	83
13.1.13	Closing of Locations.	83
13.1.14	Material Adverse Effect.	84
13.1.15	Invalidity of Subordination Provisions, etc.	84
13.2	Effect of Event of Default.	84
13.3	Setoff.	85
13.4	Sharing of Payments.	85
SECTION 14	THE AGENTS.	86
14.1	Appointment and Authorization.	86
14.2	Issuing Lender.	86
14.3	Delegation of Duties.	86
14.4	Exculpation of Administrative Agent.	87
14.5	Reliance by Administrative Agent.	87
14.6	Notice of Default.	88
14.7	Credit Decision.	88
14.8	Indemnification.	88
14.9	Administrative Agent in Individual Capacity.	89
14.10	Successor Administrative Agent.	89
14.11	Administrative Agent May File Proofs of Claim.	90
14.12	Other Agents; Arrangers and Managers.	91
14.13	Collateral Matters.	91
SECTION 15	GENERAL.	91
15.1	Waiver; Amendments.	91
15.2	Confirmations.	93
15.3	Notices.	93
15.4	Computations.	94
15.5	Costs, Expenses and Taxes.	94
15.6	Assignments; Participations.	95
15.6.1	Successors and Assigns Generally.	95
15.6.2	Certain Pledges.	98
15.7	GOVERNING LAW.	98
15.8	Confidentiality.	98
15.9	Severability.	99
15.10	Nature of Remedies.	99
15.11	Entire Agreement.	99
15.12	Counterparts.	100
15.13	Electronic Execution of Assignments.	100
15.14	No Third Party Beneficiaries.	100
15.15	Captions; Recitals.	100

15.16	Customer Identification - USA Patriot Act Notice.	100
15.17	INDEMNIFICATION BY THE COMPANY.	100
15.18	Nonliability of Lenders; Waiver of Consequential Damages, Etc.	102
15.19	FORUM SELECTION AND CONSENT TO JURISDICTION.	103
15.20	WAIVER OF JURY TRIAL.	103
15.21	Statutory Notice - Oral Commitments.	103

ANNEXES

i

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 8, 2007 (this “Agreement”), is entered into among CPI CORP., a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders.

A.           The Company, Administrative Agent, LaSalle and the lenders named therein or party thereto from time to time (the “Existing Lenders”), entered into an Amended and Restated Credit Agreement dated as of November 30, 2005 (as amended from time to time, the “Existing Loan Agreement”).

B.           The Company, Administrative Agent and the Lenders desire to, and have agreed to, amend and restate the Existing Loan Agreement into this Agreement, and this Agreement is not a novation of the Existing Loan Agreement nor is it a release of any Lien granted by the Company or any Loan Party in favor of the Administrative Agent.

C.           The Lenders have agreed to make available to the Company a term loan and a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1	DEFINITIONS.
1.1	Definitions. When used herein the following terms shall have the following meanings:

363/365 Order shall mean a final, non-appealable order of the Bankruptcy Court entered pursuant to Bankruptcy Code Sections 363 or 365 that (i) is in form reasonably satisfactory to the Administrative Agent; (ii) approves the sale of the assets of PCA to be purchased under the PCA Acquisition Documents by the Company pursuant to the terms of the PCA Acquisition Documents and the provisions of the Bankruptcy Code (including, without limitation, Bankruptcy Code Section 363); (iii) approves PCA’s assignment of all of the Assumed Agreements (as defined in the PCA Acquisition Documents) to the Company pursuant to Section 365 of the Bankruptcy Code; (iv) provides that the transfer of the assets to be purchased under the PCA Acquisition Documents by the Company shall: (a) be free and clear of all liens and encumbrances except Liens listed on Schedule 11.2, (b) constitute a legal, valid and effective transfer of such assets, which shall be binding upon any subsequent Chapter 11 trustee that may be appointed in any case having jurisdiction over PCA (including PCA as a reorganized entity) or the appropriate representative of the PCA (including PCA as a reorganized entity), (c) constitute a transfer in exchange for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the United States, any State, territory, possession or the District of Columbia, (d) constitute a transaction undertaken in good faith on behalf of PCA and the Company, and (e) not subject the Company to any liability by reason of the purchase of such

1377643.07

assets under any state, territorial or federal law, including liability for any matter relating to the assets as a successor transferee; and (v) contain provisions finding that all existing defaults in the Assumed Agreements (as such term is defined in the PCA Acquisition Documents) to be assigned to the Buyer have been cured and/or establishing the Cure Costs (as such term is defined in the PCA Acquisition Documents), if any, which must be paid by PCA or the Company in order to cure the Assumed Agreements.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Acquisition Documents means in the case of any Acquisition permitted hereunder, the documents to which the Company or any other Loan Party is a party and under which such Acquisition permitted hereunder is consummated.

Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affected Loan - see Section 8.3.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Fee Letter means the Fee Letter dated as of March 26, 2007, by and between the Company and the Administrative Agent together with any other fee letter or similar agreement executed from time to time between the Company and the Administrative Agent, whether on, prior to or after the date hereof.

Agreement - see the Preamble.

Applicable Margin means:

(A) for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans that are Revolving Loans shall be the percentage set forth under the column “LIBOR Margin Revolving Loans”, (ii) Base Rate Loans that are Revolving Loans shall be the percentage set forth under the column “Base Rate Margin Revolving Loans”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

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Level	Total Funded Debt to EBITDA Ratio	LIBOR Margin Revolving Loans	Base Rate Margin Revolving Loans	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 2.00 to 1.00	2.500%	1.000%	0.500%	2.500%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.2500%	0.750%	0.375%	2.250%
III	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	2.000%	0.500%	0.300%	2.000%
IV	Less than 1.00 to 1.00	1.750%	0.250%	0.250%	1.750%

The LIBOR Margin Revolving Loans, the Base Rate Margin Revolving Loans, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin Revolving Loans, the Base Rate Margin Revolving Loans, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level I until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending November 10, 2007.

(B) for any day, the rate per annum set forth below opposite the Level then in effect, it being understood that the Applicable Margin for LIBOR Loans that are Term B Loans shall be the percentage set forth under the column “LIBOR Margin Term B Loans”, and Base Rate Loans that are Term B Loans shall be the percentage set forth under the column “Base Rate Margin

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Term B Loans”. The LIBOR Rate Margin for Term B Loans and the Base Rate Margin for Term B Loans shall be at Level I, provided, however, that if the Company provides annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3 showing for two consecutive Computation Periods that the ratio of Total Debt to EBITDA is less than 1.00 to 1.00, then at all times thereafter, subject to the terms and conditions of this Agreement, including, without limitation, the provisions relating to the Default Rate, the LIBOR Rate Margin for Term B Loans and the Base Rate Margin for Term B Loans shall be at Level II. Notwithstanding anything contained in this paragraph to the contrary, no reduction to LIBOR Rate Margin for Term B Loans and the Base Rate Margin for Term B Loans shall become effective at any time when an Event of Default has occurred and is continuing.

Level	Ratio of Total Debt to EBITDA	LIBOR Rate Margin Term B Loans	Base Rate Margin Term B Loans
I	Greater than or equal to 1.00 to 1.00	2.750%	1.250%
II	Less than 1.00 to 1:00 for two consecutive Computation Periods	2.250%	0.750%

Applicable Percentage means with respect to any Lender:

(a)          with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b)          with respect to a Lender’s obligation to make a Term B Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) the principal amount of such Lender’s Term B Loan by (ii) the principal amount of all Term B Loans of all Lenders;

(c)          with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment plus such Lender’s Term B Loan Commitment, by (ii) the aggregate amount of Revolving Commitment of all Lenders plus the Term B Loan Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Applicable Percentage shall be the percentage obtained by dividing (a) the principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) plus the unpaid principal amount of such Lender’s Term B Loan by (b) the principal amount of all outstanding Revolving Outstandings plus the unpaid principal amount of all Term B Loans of all Lenders.

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Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof), including a Sale Leaseback, other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function or that is otherwise useful in the business of a Loan Party, (b) the sale or lease of inventory or obsolete equipment, including, without limitation, any excess equipment, in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $500,000.

Assignment and Assumption Agreement means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by this Agreement), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form chosen by Administrative Agent in its reasonable discretion or otherwise approved by the Administrative Agent.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, and all court costs and similar legal expenses.

Bankruptcy Code means Title 11 of the United States Code, together with all rules promulgated thereunder, as any of the foregoing may be amended or replaced from time to time.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, with jurisdiction over Case No. 06-22541 with respect to PCA, pending before the Honorable Adlai S. Hardin, Jr. or any other judge duly appointed to hear or preside over such case from time to time.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and Administrative Agent or a Lender or their respective Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

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Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin means the Base Rate Margin Revolving Loans or the Base Rate Margin Term B Loans, as the case may be.

Base Rate Margin Revolving Loans - see the definition of Applicable Margin.

Base Rate Margin Term B Loans - see the definition of Applicable Margin.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Canadian Entities means (a) CPI Corp., a Nova Scotia unlimited liability company, (b) CPI Portrait Studios of Canada Corp., a Nova Scotia unlimited liability company, and (c) CPI Images.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capitalized Rentals of any Person shall mean as of the date of any determination thereof, the amount at which the aggregate present value of future rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated or combined balance sheet of such Person in accordance with GAAP.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

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Cash Collateralize and Cash Collateral means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) investments listed on Schedule 11.10 and similar investments (other than foreign government bonds), (g) investments in money market funds managed by or sponsored by Administrative Agent or any of its Affiliates, and (h) other short term liquid investments approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld).

Change of Control means the occurrence of any of the following events: (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 30% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; (b) during any period of two consecutive years, the first such period commencing the day before the Closing Date, a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members; or (c) except for the Dormant Entities and except for the merger of any Wholly-Owned Subsidiary or any Dormant Entity with or into any other Wholly-Owned Subsidiary (if a domestic Wholly-Owned Subsidiary is the surviving entity), any Subsidiary of the Company ceases to be a Wholly-Owned Subsidiary of the Company. For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of the Company who either (i) was a member of the Company’s Board of Directors at the beginning of such two year period and has been such continuously thereafter or (ii) became a member of such Board of Directors after the beginning of such two year period and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors at the beginning of such two year period or whose election or nomination for election was previously so approved.

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Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Closing Date - see Section 12.1.

Closing Date Material Adverse Effect means a “Material Adverse Effect” or “Material Adverse Change” as defined in the PCA Acquisition Documents.

Code means the Internal Revenue Code of 1986, as amended or replaced from time to time.

Collateral is defined in the Guaranty and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party (other than any of the Canadian Entities, the UK Entity, and the Mexican Entity), acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property and contains such other terms as may be reasonably required by Administrative Agent, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell or otherwise remove any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each Existing Loan Document which relates to the Collateral, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral or otherwise grants a Lien in any asset to the Administrative Agent for the benefit of the Lenders.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

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Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

CPI Images means CPI Canadian Images, an Ontario general partnership.

Debt of any Person means, without duplication, (a) all indebtedness that is non-contingent and liquidated in amount or that should under GAAP be included in liabilities and not just as a footnote on a balance sheet, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person

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as lessee under Capital Leases including, without duplication, Capitalized Rentals, which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured as the lesser of the amount of any such indebtedness or the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, and (j) any Capital Securities or other equity instrument, whether or not mandatory redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Designated Proceeds - see Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Dormant Entities means each of the following: (a) Centrics Technology, Inc., a Delaware corporation; (b) Consumer Programs Partner, Inc., a Delaware corporation; (c) CPI Portrait Studios de Mexico, S. de R.L. de C.V., a Mexico corporation; (d) CPI Prints Plus, Inc., a Delaware corporation; (e) CPI Research and Development, Inc., a Delaware corporation; (f) CPI Technology Corp., a Missouri corporation; (g) LBP Partnership, a Missouri general partnership; (h) myportraits.com, Inc., a Missouri corporation; (i) P&W/LBP Partnership, a Missouri general partnership; and (j) Ridgedale Prints Plus, Inc., a Minnesota corporation.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) Interest Expense, (b) income tax expense, (c) depreciation, amortization, (d) non-cash charges (unless otherwise approved by the Administrative Agent) for such period, (i) for the 2007 and 2008 Fiscal Years, not exceeding a cumulative aggregate of $10,000,000, and (ii) for all periods thereafter while this Agreement is in existence, not exceeding a cumulative aggregate of $3,000,000 in the aggregate, (e) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R, (f) costs and expenses incurred in connection with (i) the transactions contemplated by this Agreement, the other Loan Documents and any related fee letters and (ii) the PCA Acquisition, (g) for the 2007 and 2008 Fiscal Years, cash charges for severance expenses for such period not exceeding a cumulative aggregate of $10,000,000, and (h) other adjustments acceptable to the Administrative Agent. Clause (e) above shall not be applicable for any calculation made in or pursuant to the defined term “Applicable Margin”. “EBITDA” shall be restated for all relevant Computation Periods to exclude any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions and any extraordinary gains or losses (as defined under GAAP). Upon completion of an Acquisition permitted by this Agreement, the

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EBITDA of the target company shall be included in each of the covenants contained in Sections 11.16.1, 11.16.2, and 11.16.3 on a pro-forma basis, including, as agreed to by the Administrative Agent and the Company, for periods prior to the completion of any such Acquisition. The parties hereto agree that for the Fiscal Quarter ending July 22, 2006, PCA's EBITDA is $(1,139,000), for the Fiscal Quarter ending November 11, 2006, PCA's EBITDA is $(2,377,000), for the Fiscal Quarter ending January 28, 2007, PCA's EBITDA is $15,354,000, and for the Fiscal Quarter ending April 29, 2007, PCA's EBITDA is $1,374,000.

Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Indemnity Agreement means that certain Environmental Indemnity Agreement by and among the Company, Consumer Programs Incorporated and the Administrative Agent, dated as of November 30, 2005.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excess Cash Flow means, for any period, the remainder of (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of all long-term Debt of any of the Loan Parties or any of their Subsidiaries (including the Term B Loan, the Subordinated Debt, and other interest-bearing Debt (other than the Revolving Loan)) made during such period, (ii) except for voluntary prepayments of the Subordinated Debt if such voluntary prepayments are permitted by the terms of the applicable Subordination Agreement, voluntary prepayments of all long-term Debt of any of the Loan Parties or any of their Subsidiaries (including the Term B Loan, and other interest-bearing Debt (the Revolving Loan)) made during such period, (iii) actual Capital Expenditures not financed with interest bearing Debt, (iv) all income taxes paid in cash by the Loan Parties and their Subsidiaries during such period, (v) cash Interest Expense of the Loan Parties during such period, plus (vi) if permitted by

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this Agreement, distributions or dividends paid or made by the Company with respect to the Company’s Capital Securities and redemptions or purchases by the Company of the Company’s Capital Securities during such period, plus (vii) costs and expenses incurred in connection with (A) the transactions contemplated by this Agreement, the other Loan Documents and any related fee letters and (B) the PCA Acquisition, plus (viii) for the 2007 and 2008 Fiscal Years, cash charges for severance expenses for such period not exceeding a cumulative aggregate of $10,000,000, plus (ix) other adjustments to the extent added in determining EBITDA pursuant to clause (h) of the definition thereof, plus (x) non-cash charges (unless otherwise approved by the Administrative Agent) for such period, (A) for the 2007 and 2008 Fiscal Years, not exceeding a cumulative aggregate of $10,000,000, and (B) for all periods thereafter while this Agreement is in existence, not exceeding a cumulative aggregate of $3,000,000 in the aggregate, plus (xi) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R.

Excluded Taxes means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 8.9), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 7.4(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 7.4(a).

Existing Loan Agreement is defined in the Recitals hereto.

Existing Loan Documents means the “Loan Documents” as such term is defined in the Existing Loan Agreement, and includes, without limitation, each document and agreement specified therein, the Environmental Indemnity Agreement any other existing document or agreement granting, or purporting to grant, in favor of Administrative Agent, a Lien on any asset of the Company or any other Loan Party.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the

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Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Month means a fiscal month of a Fiscal Year.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the date specified in Schedule 1.1 attached hereto of each calendar year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2004” or “2004 Fiscal Year”) refer to the Fiscal Year beginning in the calendar year of such Fiscal Year as set forth in Schedule 1.1 (e.g., “Fiscal Year 2004” began in calendar year 2004 and ends in calendar year 2005).

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Group - see Section 2.2.1.

Guarantor Obligations has the meaning set forth in the Guaranty and Collateral Agreement.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated November 30, 2005 executed and delivered by Consumer Programs Incorporated, a Missouri

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corporation, CPI Canadian Holdings, Inc., a Delaware corporation, CPI Images, L.L.C., a Missouri limited liability company, and CPI International Holdings, Inc., a Delaware corporation., together with any joinders thereto from time to time, and any other guaranty executed by a Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities - see Section 15.17.

Indemnitee - see Section 15.17.

Indemnified Taxes means Taxes other than Excluded Taxes.

Information - See Section 15.8.

Insurance Proceeds means any insurance and/or condemnation proceeds payable as a consequence of damage to or destruction of any Collateral or Real Estate Collateral or any other assets of the Company or any other Loan Party.

Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) cash Interest Expense for such Computation Period.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

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(a)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)          any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)          the Company may not select any Interest Period for a Revolving Loan, or Term B Loan, which would extend beyond the scheduled Termination Date; and

(d)          the Company may not select any Interest Period for a Term B Loan if, after giving effect to such selection, the aggregate principal amount of all Term B Loans having Interest Periods ending after any date on which an installment of the Term B Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term B Loans scheduled to be outstanding after giving effect to such repayment.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the Real Estate Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.3.

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LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin Revolving Loans- see the definition of Applicable Margin.

LIBOR Margin Term B Loans- see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as (a) the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Master Letter of Credit Agreement, the Environmental Indemnity Agreement, the Existing Loan Documents, the Subordination Agreements, L/C Applications, the Agent Fee Letter, and all documents, instruments and agreements delivered in connection with the foregoing from time to time.

Loan Party means the Company and each Subsidiary (including each Dormant Entity, the UK Entity, the Mexican Entity, and each Canadian Entity), and including, Consumer Programs Incorporated, a Missouri corporation, CPI Canadian Holdings, Inc., a Delaware corporation, CPI Images, L.L.C., a Missouri limited liability company, and CPI International Holdings, Inc., a Delaware corporation.

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Loan or Loans means, as the context may require, Revolving Loans, Term B Loans, and/or Swing Line Loans.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral and the Real Estate Collateral under the Collateral Documents or upon any substantial portion of the assets of the Company or any Loan Party, taken as a whole, or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Mexican Entity means American Studios de Mexico S.A. de C.V., a Mexican entity.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party, including, without limitation, the PCA Real Estate Collateral.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)           with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)          with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions);

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(c)           with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees);

(d)          the aggregate cash proceeds received by any Loan Party with respect to Insurance Proceeds; and

(e)           with respect to any sale or other disposition (through merger or otherwise) of any portion of the Capital Securities of any of the Canadian Entities (other than, unless the Administrative Agent otherwise agrees, CPI Images) or the Mexican Entity, or the sale or other disposition of all or substantially all of the assets of any of the Canadian Entities or the Mexican Entity, seventy five percent (75%) of the aggregate cash proceeds received by any Loan Party pursuant to such sale or other disposition (through merger or otherwise), net of the direct costs relating to such sale or other disposition (through merger or otherwise).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note, including any amendments and restatements thereof, substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including, without limitation, all Loans, Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or Administrative Agent, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Paid in Full means (a) the payment in full in cash and performance of all Obligations and Guarantor Obligations, (b) the termination of all Commitments, and (c) either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with the Credit Agreement.

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Participant - see Section 15.6.1(d).

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

PCA means (i) Portrait Corporation of America, Inc., a Delaware corporation, (ii) PCA LLC, a Delaware limited liability company, (iii) American Studios, Inc., a North Carolina corporation, (iv) PCA Photo Corporation of Canada, Inc., a North Carolina corporation, (v) PCA National LLC, a Delaware limited liability company, (vi) PCA Finance Corp., a Delaware corporation, (vii) Photo Corporation of America, a North Carolina corporation, and (viii) PCA National of Texas, LP, a Texas limited partnership.

PCA Acquisition means the acquisition by the Company of substantially all of the assets of PCA pursuant to the PCA Acquisition Documents.

PCA Acquisition Documents means that certain Purchase and Sale Agreement by and among PCA and the Company, dated as of May 1, 2007, together with all documents, agreements, certificates and opinions delivered in connection therewith from time to time.

PCA Real Estate Collateral means the real estate and improvements owned by PCA and purchased by the Company pursuant to the PCA Acquisition Documents.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Real Estate Collateral is defined in the Guaranty and Collateral Agreement.

Redevelopment Agreements means collectively, (i) the Redevelopment Agreement dated March 10, 1989, by and between Consumer Programs Incorporated and the Land Clearance for Redevelopment Authority of the City of St. Louis for the Seventeenth/Washington Redevelopment Area, (ii) the Redevelopment Plan that was adopted by the Board of Alderman

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of the City of St. Louis on December 21, 1988 in Ordinance 61166, (iii) the Redevelopment Proposal dated November 8, 1988 submitted by the Company to the Redevelopment Authority of the City of St. Louis, and (iv) any and all documents or agreements executed or delivered in connection with any of the foregoing from time to time or in substitution of any of the foregoing, which in any way related to the Real Estate Collateral as any of the foregoing may be amended, modified, restated or replaced from time to time.

Refunded Swing Line Loan - see Section 2.2.4(c).

Register - see Section 15.6.1(c).

Regulation D means Regulation D of the FRB.

Regulation T means Regulation T of the FRB.

Regulation U means Regulation U of the FRB.

Regulation X means Regulation X of the FRB.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, attorneys, agents and advisors of such Person and of such Person’s Affiliates.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Applicable Percentage exceeds 50.000001% as determined pursuant to clause (c) of the definition of Applicable Percentage.

Required Revolving Lenders means, at any time, Lenders whose Applicable Percentage exceeds 50.000001% as determined pursuant to clause (a) of the definition of Applicable Percentage, provided, however, if there are two or fewer Lenders with Revolving Commitments, then the Required Revolving Lenders shall mean all the Lenders with Revolving Commitments.

Revolving Commitment means Forty Million Dollars ($40,000,000) as the foregoing amount may also be reduced from time to time pursuant to Section 6.1.

Revolving Loan - see Section 2.1.1.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

Sale Leaseback means the sale or transfer by the Company of its facility in Brampton, Ontario and the subsequent immediate leasing by the Company of all or a portion of such location.

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SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Sears means Sears, Roebuck and Co. and/or any of Sears, Roebuck and Co.’s Affiliates or Subsidiaries.

Sears Agreements means, collectively, (i) the License Agreement dated as of January 1, 1999 by and between Sears, Roebuck and Co. and Consumer Programs Incorporated, (ii) the License Agreement (Off Mall) dated as of January 1, 1999 by and between Sears, Roebuck and Co. and Consumer Programs Incorporated, (iii) the License Agreement dated as of January 1, 1999 by and between Sears Roebuck de Puerto Rico, Inc. and Consumer Programs Incorporated, (iv) the Development and License Agreement dated as of January 31, 2001 by and between Sears, Roebuck and Co. and Consumer Programs Incorporated, (v) the Sears License Agreement dated as of January 1, 2003 by and between Sears, Roebuck and Co., Sears Canada Inc. and CPI Corp., (vi) that certain Letter Agreement dated as of December 1, 2005 by and among Sears, Roebuck and Co., Sears Roebuck de Puerto Rico, CPI Corp. and Consumer Programs Incorporated, and (vii) all material documents and material agreements executed in connection with any of the foregoing from time to time (including, without limitation, any such document or agreement that is cross-defaulted to or with any of the agreements listed in clauses (i) through (vi) above) between or among the Company and/or any other Loan Party and Sears, from time to time, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer or assistant treasurer of such Loan Party.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means any unsecured Debt of any Loan Party which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Administrative Agent and is otherwise subject to a Subordination Agreement.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Administrative Agent.

Subordination Agreements means all subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent and the Lenders from time to time in form and substance and on terms and conditions satisfactory to Administrative Agent pursuant to which any Subordinated Debt is subordinated to the Obligations.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability

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company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Commitment less Revolving Outstandings at such time.

Swing Line Commitment Amount means Five Million Dollars ($5,000,000), as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means LaSalle.

Swing Line Loan - see Section 2.2.4.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term B Loan Commitment means One Hundred Fifteen Million Dollars ($115,000,000).

Term  B Loans - see Section 2.1.2.

Term  B Loan Maturity Date means the earlier of (a) June 8, 2012 or (b) such other date on which the Commitments terminate pursuant to SECTION 6 or SECTION 13.

Termination Date means the earlier to occur of (a) June 8, 2012 or (b) such other date on which the Commitments terminate pursuant to SECTION 6 or SECTION 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Company or any other member of the Controlled Group from such Pension Plan during a plan year in which the Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Funded Debt means, as to the Company and its Subsidiaries, without duplication, (a) all Debt of the Company and its Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of assets (excluding Operating Leases), including, without limitation, Debt permitted by Section 11.1(k) and all Subordinated Debt (b) all payments in respect of item (a) above that were required to be made within one year from the date of any determination of Total Funded Debt, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (c) all Capitalized Rentals of the Company and its Subsidiaries, (d) any and all other Debt for borrowed money (other than undrawn Letters of Credit), and (e) the face amount of all letters of credit (including, without limitation, Letters of

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Credit) on which the Company or any of its Subsidiaries is the account party, unless any such letters of credit (including, without limitation, Letters of Credit) and related fees are fully cash collateralized.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

UK Entity means P.C.A. International (UK) Limited, an English entity.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Wal-Mart means Wal-Mart Stores, Inc. and/or any of Wal-Mart Stores, Inc. and its Affiliates or Subsidiaries.

Wal-Mart Agreements means, collectively, (i) the Master Lease Agreement dated as of January 1, 2007, by and among Wal-Mart Stores, Inc., Wal-Mart Stores East, L.P., Wal-Mart Stores Texas, LP, Wal-Mart Louisiana, LLC, and the Company (as assignee of Portrait Corporation of America or otherwise), together with all attachments, schedules, and appendices thereto or executed in connection therewith from time to time, (ii) the Sub-Tenancy Contract dated as of June 1, 2002 by and between Nueva Wal Mart de Mexico, S de R.L. de C.V. and American Studios de Mexico, S.A. de C.V., (iii) the Amended and Restated License Agreement dated as of January 1, 2006 by and between Wal-Mart Canada Corp. (formerly, Wal-Mart Canada Inc.) and CPI Corp. (as assignee of PCA Photo Corporation of Canada, Inc.), (iv) License Agreement dated as of November 7, 2006 by and between Wal-Mart Canada Corp. and the Company (as assignee of PCA Photo Corporation of Canada, Inc. and PCA International, Inc. (v) the Lease between ASDA Stores Limited and P.C.A. International (UK) Limited, dated during 2003 (the “UK Wal-Mart Agreement”), and (vi) all material documents and material agreements executed in connection with any of the foregoing from time to time (including, without limitation, any such document or agreement that is cross-defaulted to or with any of the agreements listed above) between or among the Company and/or any other Loan Party and Wal-Mart, from time to time, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

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1.2	Other Interpretive Provisions.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(c)          This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(d)          This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(e)          In the event of a clear inconsistency between the terms of this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern and control in all respects to the extent of any such inconsistency.

(f)           The word “Company” refers to CPI Corp., and any other Person that becomes a “Company” hereunder separately and collectively, and their Obligations and liabilities under the Loan Documents are joint and several. The words “a Company,”

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“any Company,” “each Company” and “every Company” refer to each of them separately as if each of them were separately listed.

(g)          Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP. All financial measurements contemplated hereunder respecting the Company shall be made and calculated for the Company on a consolidated basis in accordance with GAAP unless expressly provided otherwise herein.

(h)          This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement, the Existing Loan Documents or discharge or release the Obligations under, and as defined in, the Existing Loan Agreement (other than with respect to the repayment of the Existing Term Loan (as defined in Section 2.1.2 hereof)) or extinguish or affect the Lien or priority of Administrative Agent’s lien in the Collateral or extinguish or affect any Collateral Document, including any Existing Loan Document. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the Existing Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party under the Existing Loan Agreement, any Existing Loan Document or any other Loan Document. Each Existing Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Each party hereto agrees that the Real Estate Collateral includes, the PCA Real Estate Collateral.

(i)           The Company hereby unconditionally reaffirms, covenants, represents, warrants, acknowledges and confirms that (i) the Company has no defenses to its obligations under the Existing Loan Agreement, the Existing Loan Documents, this Agreement and the other Loan Documents arising out of or relating to any facts or circumstances existing on or before the date hereof, known or unknown, to the Company or any Loan Party, (ii) as of the date hereof, the Company has no claim against Administrative Agent, any Existing Lender or any Lender arising from or in connection with the Existing Loan Agreement, the Existing Loan Documents, this Agreement or the other Loan Documents and any and all such claims are waived, released and discharged (the foregoing is not intended to waive any manifest errors in the Administrative Agent’s or any Lender’s records with respect to the Obligations), (iii) each of Existing Loan Documents (to the extent not replaced by the Loan Documents) and each of the Loan Documents is hereby reaffirmed without qualification and is and remains in full force and effect except that on and after the Closing Date all references in any such Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by and into this Agreement and therefore this Agreement, and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof against the Company may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity

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principles of general application, and (iv) the Liens granted by the Company in favor of the Administrative Agent under the Collateral Documents and the other Loan Documents secure all the Obligations, are perfected, continue in full force and effect, and have the same priority as before this Agreement, and the Company confirms and agrees that to the extent that any such Loan Document purports to grant, assign or pledge to the Administrative Agent a security interest in or Lien on, any Collateral as security for the Obligations and that such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and the Company hereby reaffirms and grants a Lien in favor of Administrative Agent on all of its Collateral.

(j)           Whenever herein a document or matter is required to be “satisfactory to Administrative Agent” or “satisfactory to Lenders” or “satisfactory to Required Lenders,” unless expressly stated otherwise such document must be satisfactory to Administrative Agent, Lenders or Required Lenders (as applicable) in both form and substance, and unless expressly stated otherwise Administrative Agent, Lenders or Required Lenders (as applicable) shall have the commercially reasonable discretion to determine whether the document or matter is satisfactory.

SECTION 2      COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1          Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1      Revolving Commitment.  Each Lender with a Revolving Commitment severally, and not jointly, agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Applicable Percentage of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time).

2.1.2      Term B Loan Commitment.  Each Lender with a Term B Loan Commitment severally, and not jointly, agrees to make a loan to the Company (each such loan, a “Term B Loan”) on the Closing Date in such Lender’s Applicable Percentage of the Term  Loan Commitment. The Commitments of the Lenders to make Term B Loans shall expire concurrently with the making of the Term B Loans on the Closing Date. The parties hereto agree that under the Existing Loan Agreement, the Lenders made a term loan (the “Existing Term Loan”) in the original principal amount of $25,000,000, of which $16,666,000 remains unpaid as of the date of this Agreement and prior to the funding of the Term B Loan. Upon the funding of the Term B Loan, the Existing Term Loan shall be deemed repaid in full.

2.1.3      L/C Commitment.  Subject to Section 2.3.1 and the other terms and provisions of this Agreement, the Issuing Lender agrees to issue letters of credit (standby, documentary and trade), in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of

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Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender with a Revolving Commitment agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed Twenty Five Million Dollars ($25,000,000) and (b) the Revolving Outstandings shall not at any time exceed the Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time). Subject to the foregoing limitations in this Section, and the other requirements in this Agreement, the Administrative Agent, the Issuing Lender, the Company and each Lender agrees that any letter of credit issued by the Letter of Credit Issuer prior to the date of this Agreement for the account of the Company or any other Loan Party shall, for all purposes, be deemed to be a Letter of Credit under this Agreement and under the other Loan Documents, including, without limitation the following letters of credit: (i) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LOC #S580339 in the amount of $325,000.00, naming Safety National Casualty as beneficiary, and bearing an expiry date of April 29, 2008, (ii) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LOC #S580338 in the amount of $450,000.00, naming Kemper Insurance as beneficiary, and bearing an expiry date of May 6, 2008, (iii) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LOC #S580337 in the amount of $4,730,381.00, naming The Travelers Indemnity Company as beneficiary, and bearing an expiry date of May 6, 2008, (iv) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LOC #S599094 in the amount of $230,000, naming Mutual Indemnity Ltd. as beneficiary, bearing an expiry date of June 5, 2008, (v) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LOC #S599096 in the amount of $1,523,000, naming Lumbermens Mutual Casualty Company as beneficiary, bearing an expiry date of June 5, 2008, (vi) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LOC # S599093 in the amount of $922,494, naming Reliance Insurance Company as beneficiary, bearing an expiry of June 6, 2008, (vii) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LC #S599259 in the amount of $11,122,500, naming The Travelers Indemnity Company as beneficiary, bearing an expiry of June 6, 2008, (viii) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LC #S599337 in the amount of $2,000,000, naming Wal-Mart Stores Inc. as beneficiary, bearing an expiry of June 6, 2008, (ix) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LC #S599095 in the amount of $1,500,000, naming Nova Information Systems, Inc. as beneficiary, bearing an expiry of June 30, 2008, and (x) the outstanding letter of credit issued for the account of the Company by the Issuing Lender bearing LC #S599260 in the amount of $596,000, naming Royal Indemnity Company on Behalf of itself and its Affiliated Companies as beneficiary, bearing an expiry of June 6, 2008.

2.2	Loan Procedures.

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2.2.1      Various Types of Loans.  Each Revolving Loan shall be, and each Term B Loan may be, divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than six (6) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Applicable Percentage) of all types and Groups of Loans.

2.2.2      Borrowing Procedures.  The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing (2:00 P.M., Chicago time, if such borrowing is a Swing Line Loan), and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Applicable Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in SECTION 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $100,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $1,000,000. A LIBOR Loan shall automatically renew for the Interest Period specified in the initial notice received by the Administrative Agent pursuant to this Agreement, at the then current LIBOR Rate unless as specified above the Company, pursuant to a subsequent notice received by the Administrative Agent, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Prime Loan.

2.2.3      Conversion and Continuation Procedures.  (a)         Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i)           elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 a higher integral multiple of $1,000,000) into Loans of the other type; or

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(ii)          elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $1,000,000.

(b)          The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)	the proposed date of conversion or continuation;
(ii)	the aggregate amount of Loans to be converted or continued;

(iii)        the type of Loans resulting from the proposed conversion or continuation; and

(iv)         in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)          If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into a new LIBOR Loan with the same Interest Period as the prior LIBOR Loan effective on the last day of such Interest Period.

(d)          The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e)          Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4	Swing Line Facility.

(a)          The Swing Line Facility will be applicable only if there are two or more Lenders with a Revolving Commitment. The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a

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“Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Applicable Percentage of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Applicable Percentage of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve the Lenders with a Revolving Commitment of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time the Swing Line Availability. Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Revolving Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b)          The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full in cash or same day funds.

(c)          The Swing Line Lender, at any time and from time to time, but no less frequently than once weekly, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Applicable Percentage of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender with a Revolving Commitment shall disburse directly to the Administrative Agent, its Applicable Percentage on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

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(d)          If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender with a Revolving Commitment shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Applicable Percentage of such Swing Line Loan. Upon request, each Lender with a Revolving Commitment shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e)          Each Lender’s (with a Revolving Commitment) obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender with a Revolving Commitment shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

(f)           Notwithstanding anything contained herein to the contrary, if there is only one Lender with a Revolving Commitment, then the Swingline Commitment shall not be effective and the provisions contained in this Agreement regarding Swingline Loans shall not be applicable.

2.3	Letter of Credit Procedures.

2.3.1      L/C Applications.  The Company shall execute and deliver to the Issuing Lender a Master Letter of Credit Agreement from time to time in effect. The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application,

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duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in SECTION 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control so long as this Agreement is in effect. To the extent any defaults any Master Letter of Credit Agreement or any L/C Application are more restrictive than the Events of Default contained herein, the Events of Default herein shall control so long as this Agreement is in effect.

2.3.2      Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Applicable Percentage, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise, each such Lender shall make available to the Administrative Agent its Applicable Percentage of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender with a Revolving Commitment, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3	Reimbursement Obligations.

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(a)          The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin applicable to the particular type of Loan from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b)          The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4      Funding by Lenders to Issuing Lender.  If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with this Agreement, or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its

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participation in such Letter of Credit, its Applicable Percentage of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each such other Lender thereof. Each such other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Applicable Percentage of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any such Lender’s failure to make available to the Administrative Agent its Applicable Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Applicable Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Applicable Percentage of any such payment or disbursement.

2.4	Increase in Commitments.

2.4.1        The Company may, at its option at any time and from time to time before the Termination Date, on no more than two occasions at anytime on or before the Termination Date, seek to increase the Commitments by up to an aggregate amount not exceeding Twenty Million Dollars ($20,000,000.00) upon written notice to the Administrative Agent, which notice shall specify the amount of any such incremental increase (which shall not be less than Ten Million Dollars ($10,000,000.00)), whether such increase shall be to the Revolving Commitment or the Term B Commitment, and shall be delivered at a time when no Unmatured Event of Default or Event of Default has occurred and is continuing.

2.4.2        The Administrative Agent, subject to the consent of the Company, which shall not be unreasonably withheld, may allocate the incremental increase (which may be declined by any Lender in its sole discretion) in the Revolving Commitment or the Term B Loan Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Administrative Agent and the Company which have expressed a desire to accept the increase in Revolving Commitment or the increase in the Term B Loan Commitment. The Administrative Agent will then notify each existing and potentially new Lender of such revised allocations of the Revolving Commitment or the Term B Loan Commitment including the desired increase together with information supplied by the Company

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regarding the need for such proposed increase and the fees and interest rates associated therewith.

2.4.3        No increase in the Revolving Commitment or the Term B Loan Commitment shall become effective until each of the existing or each of the new Lenders extending such incremental Revolving Commitment increase or such incremental Term B Loan Commitment increase and the Company shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Revolving Commitment increase or the amount of its Term B Loan Commitment increase and any such new Lender states the amount of its Revolving Commitment or the amount of its Term B Loan Commitment and in each case agrees to assume and accept the obligations and rights of a Lender hereunder, and the Company accepts such new or increased commitments, as the case may be. Each existing Lender and each new Lender shall notify the Administrative Agent within 15 days of its proposed allocation if it accepts such allocation; if it does not notify the Administrative Agent within such 15 day period, such existing Lender or new Lender shall be deemed to have rejected such proposed allocation. After giving effect to such increase in the Revolving Commitment or such increase in the Term B Loan Commitment, all Loans and all such other credit exposure shall be held by the Lenders in proportion to their respective Commitments, as revised to accommodate the increase in the Revolving Commitment or the increase in the Term B Loan Commitment. Upon any increase in Revolving Commitment or any increase in the Term B Loan Commitment pursuant to this Section, the Company shall pay Administrative Agent for the ratable benefit of only the Lenders (including any new Lender) whose Revolving Commitment or the Term B Loan Commitment is increased an upfront fee equal in an amount equal to what is mutually agreed to among the Administrative Agent, the Company, and the Lenders whose Revolving Commitments or the Term B Loan Commitments are increased notwithstanding anything contained in this Agreement to the contrary. Notwithstanding anything contained in this Agreement to the contrary, only the consent of the Company, the Administrative Agent and the Lenders participating in such increase are required to consent to such increase and execute any amendments to this Agreement or any other Loan Document necessary to effectuate any such increase.

2.4.4        Upon completion of the transactions described in this Section, Annex A to this Agreement shall be deemed to be revised to reflect such transactions, and the Administrative Agent shall distribute a revised Annex A to the Issuing Lender, each Lender and the Company.

2.5          Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6          Certain Conditions.  Except as otherwise provided in Sections 2.2.4 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

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2.7	Funding and Availability.

2.7.1      Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.7.2      Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 3	EVIDENCING OF LOANS.

3.1          Notes.  Any Lender may request that its Loans be evidenced by a new or amended Note. In such event, the Company shall execute and deliver to such Lender such Note payable to the order of such Lender, with appropriate insertions, in a face principal amount equal to the sum of such Lender’s Revolving Commitment plus such Lender’s Term B Loan Commitment. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (prior to

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any assignment pursuant to Section 15.6) be represented by such Note payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described as set forth in Section 3.2.

3.2          Recordkeeping.  The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end, the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and the original stated amount of each Letter of Credit. The aggregate unpaid principal amount or, with respect to any Letter of Credit, the stated amount or reimbursement obligations outstanding, in each case so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4	INTEREST.

4.1          Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full in cash or same day funds as follows:

(a)          at all times while a Revolving Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin Revolving Loans from time to time in effect;

(b)          at all times while a Term B Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin Term B Loans from time to time in effect;

(c)          at all times while a Revolving Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin Revolving Loans from time to time in effect; and

(d)          at all times while a Term B Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin Term B Loans from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically.

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4.2          Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3          Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4          Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5	FEES.

5.1          Non-Use Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment a non-use fee, for the period from the Closing Date to the Termination Date, by applying the Non-Use Fee Rate in effect from time to time to such Lender’s Applicable Percentage (as adjusted from time to time) of the unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2	Letter of Credit Fees.

(a)          The Company agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Applicable Percentage (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Revolving Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fees shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with

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respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)          In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, and (ii) if there is more than one Lender a party to this Agreement at the time of issuance, at the time of issuance of any Letter of Credit a letter of credit fronting fee in the amount equal to 0.125% of the face amount of each such Letter of Credit.

5.3          Administrative Agent’s Fees.  The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6      REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1	Reduction or Termination of the Revolving Commitment.

6.1.1      Voluntary Reduction or Termination of the Revolving Commitment.  The Company may from time to time on at least four Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2      All Reductions of the Revolving Commitment.  All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders with a Revolving Commitment according to their respective Applicable Percentage.

6.2	Prepayments.

6.2.1      Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $50,000 or a higher integral multiple of $50,000.

6.2.2	Mandatory Prepayments.

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(a)          The Company shall make a prepayment of the Term B Loans (applied as set forth in Section 6.3.1) until paid in full and then to the Revolving Loans until paid in full, upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”) unless an Event of Default or Unmatured Event of Default is then existing, in which case the provisions of the Guaranty and Collateral Agreement shall be applicable:

(i)           Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii)          Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 50% of such Net Cash Proceeds.

(iii)         Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt, including Subordinated Debt, of any Loan Party (excluding, other than Subordinated Debt, Debt permitted by Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.

(iv)         Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Insurance Proceeds the amount of any such Net Cash Proceeds in excess of $500,000 in the aggregate per calendar year, except to the extent such Insurance Proceeds are to be used to replace, and are in fact used to replace, within 180 days, damaged or destroyed assets performing the same or a similar function or that are otherwise useful in the business of a Loan Party.

(v)          Concurrently with the receipt by any Loan Party of any Net Cash Proceeds with respect to any sale or other disposition (through merger or otherwise) of any portion of the Capital Securities of any of the Canadian Entities (other than, unless the Administrative Agent otherwise agrees, CPI Images) or the Mexican Entity, or the sale or other disposition of all or substantially all of the assets of any of the Canadian Entities (other than, unless the Administrative Agent otherwise agrees, CPI Images) or the Mexican Entity, seventy five percent (75%) of the aggregate cash proceeds received by any Loan Party pursuant to such sale or other disposition (through merger or otherwise), net of the direct costs relating to such sale or other disposition (through merger or otherwise).

(vi)         Within 90 days after the end of each of the Company’s fiscal years, commencing with the Fiscal Year ending February 2, 2008, the Company shall pay to Administrative Agent an amount equal to seventy five percent (75%) of Excess Cash Flow for such Fiscal Year; provided, however, if the ratio of Total Funded Debt to EBITDA is below 1.50 to 1.00 for any two consecutive Computation Periods Fiscal Year, then the foregoing percentage shall be twenty

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five percent (25%) for the Fiscal Year in which the second such Computation Period occurs and for each Fiscal Year thereafter.

(b)          If on any day the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(c)          If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1.1 the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3	Manner of Prepayments.

6.3.1      All Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $50,000 or a higher integral multiple of $50,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of Term B Loans shall be applied, in the inverse order of maturity to the remaining installments thereof until the Term B Loans are repaid in full, then to the outstanding Swing Line Loans, and then to the outstanding Revolving Loans. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4	Repayments.

6.4.1      Revolving Loans.  The Revolving Loans of each Lender shall be paid in full in cash or same day funds and the Revolving Commitment shall terminate on the Termination Date.

6.4.2      Term  B Loans.  The Term  B Loan of each Lender with a Term B Loan Commitment shall be paid in installments equal to such Lender’s Applicable Percentage of the aggregate principal amount of the installments of the Term  B Loan as follows:

Payment Date	Amount
September 30, 2007 and each December 31, March 31 June 30, and September 30, thereafter, and on the Term B Loan Maturity Date	$287,500.00

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Unless sooner paid in full, the outstanding principal balance of the Term B Loan shall be paid in full on the Term B Loan Maturity Date.

SECTION 7	MAKING AND PRORATION OF PAYMENTS; TAXES.

7.1          Making of Payments.  All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2          Application of Certain Payments.  So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender from the Company, any Loan Party, or as proceeds from the sale of, or other realization upon, all or any part of the Collateral and the Real Estate Collateral or their other assets shall be applied as set forth in the Guaranty and Collateral Agreement. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3          Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4	Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b)          Payment of Other Taxes by the Company. Without limiting the provisions of Subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)           Without limiting the generality of the foregoing, in the event that the Company is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

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(i)           duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)	duly completed copies of IRS Form W-8ECI,

(iii)         as well as for each Lender that is not a Foreign Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W 9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax,

(iv)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of section 881(c)(3)(a) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(b) of the Code, or (c) a “controlled foreign corporation” described in section 881(c)(3)(c) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

(v)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(g)          Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such

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Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This Subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Company or any other Person.

SECTION 8      INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1	Increased Costs. If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)  subject any Lender or the Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 7.4(b) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)  impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

8.2          Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Lender, as the case may be,

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such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

8.3          Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full in cash or same day funds, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4          Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement, or (c) Section 8.9 hereof. For purposes of this Section 8.4, all notices of borrowing, conversion or continuation to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5          Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6          Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had

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actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7          Certificates for Reimbursement; Conclusiveness of Statements; Survival of Provisions.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this SECTION 8 and delivered to the Administrative Agent and the Company shall be conclusive absent manifest error. Subject to Section 8.8, the Company shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. The provisions of this SECTION 8 shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

8.8          Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

8.9          Replacement of Lenders.  If any Lender requests compensation under Section 8.1, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.4, or if any Lender defaults in its obligation to fund Loans hereunder or if any Lender gives notice of the occurrence of any circumstance under Sections 8.2 or 8.3, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.6.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 15.6.1; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in the aggregate amount of all unreimbursed payments and disbursements under all Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts); (iii)  in the case of any such assignment resulting from a claim for compensation under Section 8.1 or payments required to be made pursuant to Section 7.4, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior to the

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receipt of any replacement notice, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

8.10       Designation of a Different Lending Office.  If any Lender requests compensation under Section 8.1 or Section 8.2, or requires the Company to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.4 or receives notice under Section 8.3 from a Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.4 or Section 8.1, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 9	REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders for itself and each Loan Party that:

9.1          Organization; Locations of Executive Office; FEIN.  Each Loan Party (except for the Dormant Entities) is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect, provided, however, the representation in this sentence with respect to the UK Entity and the Mexican entity is, as of the Closing Date, made to the knowledge of the Company and the Loan Parties. On the date hereof, Schedule 9.1 sets forth (a) the Company’s and each other Loan Party’s jurisdiction of organization, (b) the location of the Company’s and each other Loan Party’s chief executive office, (c) the Company’s and each other Loan Party’s exact legal name as it appears on its organizational documents, (d) the Company’s and each other Loan Party’s organizational identification number (to the extent the Company’s and each other Loan Party’s is organized in a jurisdiction which assigns such numbers), and (e) the Company’s and each other Loan Party’s federal employer identification number, if applicable.

9.2          Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party and each of the PCA Acquisition Documents to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party and its obligations under and each of the PCA Acquisition Documents to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and each of the PCA Acquisition Documents to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws

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or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party, other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents.

9.3          Validity and Binding Nature.  Each of this Agreement, each other Loan Document and each of the PCA Acquisition Documents to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4          Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at Company’s 2005 Fiscal Year end, 2006 Fiscal Year end, and the unaudited consolidated financial statements of the Company and its Subsidiaries as of April 28, 2007, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited monthly statements, prepared consistent with current practice of the company (i.e., not in accordance with GAAP)) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended. To the knowledge of the Company, the audited consolidated financial statements of PCA and its Subsidiaries as at PCA’s Fiscal Year 2006, and the unaudited consolidated financial statements of PCA and the Subsidiaries as at April 29, 2007 copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of PCA and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5          No Material Adverse Change.  Since January 29, 2007, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

9.6          Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect. No Loan Party has any Contingent Liabilities which could reasonably be likely to have a Material Adverse Effect.

9.7          Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property, marketable title to, or holds valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except Permitted Liens. There are no financing statements, mortgages or similar documents executed by the Company or any other Loan Party or of public record against the Company or any other Loan Party, except with respect to Permitted Liens.

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9.8          Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and (except with respect to the Company) free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company and is set forth on Schedule 9.8. Except for certain Dormant Entities, the Company has no Subsidiaries that are not Wholly-Owned Subsidiaries. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9	Pension Plans.

(a)          Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)          All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law which if not so made could reasonably be expected to have a Material Adverse Effect; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, which, in any such case, could reasonably be expected to have a Material Adverse Effect, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a

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rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10       Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11       Public Utility Holding Company Act.  No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005.

9.12       Regulation T, U and X.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, or any activity described in Regulation T, Regulation U or Regulation X.

9.13       Taxes.  Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or which do not exceed $1,000,000 in the aggregate at any time. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14       Solvency, etc.  On the Closing Date (both immediately prior to and after giving effect to the transactions contemplated by the PCA Acquisition Documents), and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder on and after the Closing Date and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15       Environmental Matters.  The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under

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any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

9.16       Insurance.  Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies with at least an “A” rating by Best’s Rating Services which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17       Real Property.  Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property. Except as set forth in Schedule 9.17, no Person is a lessee, tenant or licensee of any real property owned by any Loan Party. None of the Real Estate Collateral is subject to any restriction, including, without limitation, the Redevelopment Agreements, zoning restrictions or recorded restrictions, that would materially reduce the value of such Real Estate Collateral or materially impair or restrict the use of all of the Real Estate Collateral as a commercial or industrial site. Each Loan Party has fully complied with all of its obligations under the Redevelopment Agreements and no Loan Party has any further obligations under the Redevelopment Agreements.

9.18       Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such

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information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19       Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which such infringement could reasonably be expected to have a Material Adverse Effect.

9.20       Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.

9.21       Labor Matters.  Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Company, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.22       No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23	Sears Agreements.

(a)           The Company has heretofor furnished the Administrative Agent a true and correct copy of each of the Sears Agreements.

(b)          Each Loan Party and, to the Company’s knowledge, each other party to the Sears Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Sears Agreements and the consummation of transactions contemplated thereby.

(c)          Except for the expiration of the Sears Agreement in Canada in accordance with its terms not arising from a breach or default by the Company or any other Loan Party of such agreement, each of the Sears Agreements are in full force and effect and are the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to the Sears Agreements.

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(d)          None of the Sears Agreements have terminated or been subject to early termination or expired or not been renewed past their stated termination date.

9.24	Wal-Mart Agreements.

(a)          The Company has heretofor furnished the Administrative Agent a true and correct copy of each of the Wal-Mart Agreements.

(b)          Each Loan Party and, to the Company’s knowledge, each other party to the Wal-Mart Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Wal-Mart Agreements and the consummation of transactions contemplated thereby.

(c)          Each of the Wal-Mart Agreements are in full force and effect and are the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to the Wal-Mart Agreements, and each of the Wal-Mart Agreements has been duly and properly assigned by PCA to the Company.

(d)          None of the Wal-Mart Agreements have terminated or been subject to early termination or expired or not been renewed past their stated termination date.

(e)          Each of the Wal-Mart Agreements has been assigned to the Company and Wal-Mart has waived any non-competition provisions of the Wal-Mart Agreements, as applicable.

(f)           Wal-Mart has (i) approved the transactions contemplated by the PCA Acquisition Documents, (ii) consented to and approved of the assignment from PCA to the Company of the Wal-Mart Agreements, (iii) waived and/or deemed satisfied the conditions and requirements set forth in Sections 7a. and b. and 8a.1. and h. of Appendix-1 to the Master Lease Agreement which is one of the Wal-Mart Agreements as of the date hereof, and (iv) waived any existing breaches or defaults thereunder existing on the date hereof.

9.25       Dormant Entities.  None of the Dormant Entities (i) have or hold any assets of any kind or nature other than the Capital Securities of another Loan Party, (ii) have any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, or (iii) have any operations or employees. The complete and accurate legal name and state of formation of each Dormant Entity is fully, completely and accurately listed in the definition of “Dormant Entity.”

9.26       Subordinated Debt.  The representations and warranties in this Section 9.26 are only effective when Subordinated Debt is outstanding. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders. All Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. The Company acknowledges that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section. There is no breach or default with respect

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to any of the Subordinated Debt, and all of the Subordinated Debt has been incurred in accordance with the terms of this Agreement. To the Company's knowledge, there is no breach or default by or attributable to any holder of any of the Subordinated Debt under any Subordination Agreement.

9.27       PCA Acquisition Documents.  The Company has delivered to the Administrative Agent a true and correct copy of each of the PCA Acquisition Documents.

SECTION 10	AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, the Company agrees for itself and each of its Subsidiaries, that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1       Reports, Certificates and Other Information.  Furnish to the Administrative Agent and each Lender:

10.1.1    Annual Report.  Promptly when available and in any event within 90 days after the close of each Fiscal Year a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets, statement of stockholders equity, and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 11.1, 11.3, 11.4 or 11.16 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) an unaudited comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year (pro forma, if applicable, after giving effect to the PCA Acquisition).

10.1.2    Interim Reports.  (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (excluding the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company; and (b) promptly when available and in any event within 45 days after the end of each Fiscal Month (there being thirteen (13) four (4) week periods comprising the Company’s Fiscal Months, except in the 2008 Fiscal Year, there will be twelve (12) four (4) week periods

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and one (1) five (5) week period comprising Company’s Fiscal Months), management prepared sales reports by host and country.

10.1.3    Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.16, all cash and noncash components of EBITDA (in accordance with the definition thereof) and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations, and (iii) the reports required by Sections 10.1.9 and 10.1.10.

10.1.4    Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5    Notice of Default, Litigation and ERISA Matters.  Promptly, but in no event later than three Business Days after becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)          the occurrence of an Event of Default or an Unmatured Event of Default;

(b)          any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)          the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company

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or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)          any cancellation or material change in any insurance maintained by any Loan Party; or

(e)          any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

(f)           any material default or any termination, or notice (written or oral) thereof, under any of the Sears Agreements or under any of the Wal-Mart Agreements.

10.1.6    Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.7    Projections.  As soon as practicable, and in any event not later than thirty (30) days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including Fiscal Quarter operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.8    Other Information.  Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

10.1.9    Retail Location Closings and Openings.  A report, each Fiscal Quarter, provided with the Compliance Certificate, listing, by location, each retail location of the Company and its Subsidiaries closed during such Fiscal Quarter, whether such closed location existed on the Closing Date, and each retail location opened during such Fiscal Quarter. Promptly becoming aware of any mandatory retail location closings (other than ordinary course store closings and store relocations) under the Sears Agreements or the Wal-Mart Agreements, written notice of such event to the Administrative Agent, with a listing of the retail locations to be closed and such other information as Administrative Agent may reasonably request.

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10.1.10                Capital Expenditure Report.  A report, each Fiscal Quarter, provided with the Compliance Certificate, setting forth, in detail, by location, the Capital Expenditures incurred by the Company and its Subsidiaries during the Fiscal Quarter immediately ended and Fiscal Year-to-date.

10.1.11                Subordinated Debt Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

10.1.12                Notice of Claims under the PCA Acquisition Documents.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect to any breach of any representation, warranty or covenant by any party to the PCA Acquisition Documents.

10.1.13                Schedule 9.1.  Updates to Schedule 9.1 as requested by Administrative Agent from time to time.

10.1.14                Collateral Value Information.  Promptly upon the request of the Administrative Agent, the value of all Collateral at each location at which the Company or any Loan Party is a lessee or bailee, provided, however, the foregoing request may only include Sears locations and Wal-Mart locations upon the occurrence and during the continuance of an Event of Default, and provided further, however, if no Event of Default has occurred and is continuing, such request shall be no more than once during each twelve month period.

10.1.15                Notice of Lease Extension or New Leases.  Promptly following the extension, if any, of the lease with Lakemont Industrial Holding Company, written notice of such extension. Promptly following the execution by the Company or any Loan Party of any lease or bailment for any location where the value of the Collateral is reasonably expected to exceed $1,000,000 in the aggregate, written notice of the execution of each such lease or bailment.

10.2       Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the Collateral and other tangible assets of the Loan Parties, to perform appraisals of the Collateral and other assets of the Loan Parties, and to inspect, examine, check and make copies of and extracts from the books, records, computer data, computer

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programs, journals, orders, receipts, correspondence and other data relating to the Collateral and their other assets. All such inspections or examinations by the Administrative Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Administrative Agent for inspections or examinations more frequently than once each Fiscal Year.

10.3	Maintenance of Property; Insurance.

(a)          Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted, and failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)          Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon the reasonable request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) naming the Administrative Agent as an additional insured with respect to each policy of liability insurance and showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. The Company shall or shall cause any other Loan Party (other than the Dormant Entities) upon request of Administrative Agent at any time to furnish to Administrative Agent updated evidence of insurance.

10.4       Compliance with Laws; OFAC/BSA Provision; Payment of Taxes and Liabilities.

10.4.1      (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable

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Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations. The foregoing notwithstanding, each Loan Party that has delivered a Mortgage to Administrative Agent will comply with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, including Environmental Laws and fire and building codes of federal, state and local authorities applicable to the Collateral described in such Mortgage except where such failure could not reasonably be likely to have a Material Adverse Effect; except such as are being diligently contested by such Loan Party in good faith by appropriate proceedings; provided, however, that if the amount at issue in any such contest exceeds $1,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent cash collateral which in Administrative Agent’s judgment must be adequate to pay and discharge each such contested item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay or to cause such Loan Party to pay). Further, each Loan Party that has delivered a Mortgage to Administrative Agent will comply with all requirements of every board of fire underwriters or similar body whose requirements apply to similar property in the area where any of the Collateral described in such Mortgage is located.

10.4.2      Pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of the Collateral or any of the Real Estate Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral or on any of the Real Estate Collateral or any other asset of the Company or any other Loan Party, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of any Collateral or any portion of the Real Estate Collateral or other assets of the Company or any other Loan Party to satisfy such claim; provided further, however, that if the amount of any such tax, charge or claim exceeds $1,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent cash collateral which in Administrative Agent’s judgment must be adequate to pay and discharge each such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay or to cause such Loan Party to pay).

10.5       Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (in each such case, other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).

10.6       Use of Proceeds.  Use the proceeds of the Revolving Loans, for working capital purposes and general business purposes, for any Acquisitions permitted under this Agreement, for Capital

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Expenditures (including retail store expansions and conversion to digital photography), other general business purposes, and to pay dividends and distributions on the Company’s Capital Securities to the extent permitted hereunder, and to make purchases or redemptions of the Company’s Capital Securities to the extent permitted hereunder; use of the proceeds of the Term B Loan to pay for the PCA Acquisition, and if such proceeds of the Term B Loan are not needed to fund the payment for the PCA Acquisition, then such proceeds may be used for working capital purposes and general business purposes, for any Acquisitions permitted under this Agreement, and for other general business purposes; use of the Letters of Credit for general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7	Employee Benefit Plans.

(a)          Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)          Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)          Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8       Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets to the extent noncompliance could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance at any real property of any Loan Party (whether owned or leased). The Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating, to the Company’s knowledge, in compliance with Environmental Laws.

10.9       Further Assurances.  Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are

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secured by substantially all of the assets of the Company and each domestic Subsidiary (other than the Dormant Subsidiaries) as well as all Capital Securities of each domestic Subsidiary (other than the Dormant Subsidiaries) and 65% of all Capital Securities of each foreign Subsidiary and guaranteed by each domestic Subsidiary (other than the Dormant Subsidiaries), and including, without limitation, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date, in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements (with respect to foreign Subsidiaries, 65% of all Capital Securities of such foreign Subsidiaries), mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

10.10     Deposit Accounts.  Unless the Administrative Agent otherwise consents in writing, each Loan Party shall at all times maintain all of their principal deposit accounts and customary treasury management services with the Administrative Agent which such accounts and services shall be at market rates mutually agreed by the Loan Parties and the Administrative Agent; provided, however, unless waived by Administrative Agent, within 120 days following the Closing Date, the Company shall cause all treasury management and primary deposit accounts relating to the assets purchased in connection with the PCA Acquisition to be located at Administrative Agent.

10.11     Redemptions.  The Company shall comply, and cause each other Loan Party to comply, with all state and federal laws applicable to any redemptions or repurchases of the Company’s Capital Securities, and the terms of this Agreement.

10.12     Interest Rate Protection.  The Company agrees to enter into with Administrative Agent, not later than 90 days after the date hereof, a Hedging Agreement with a term of at least three years on an ISDA standard form with a qualified counter party to hedge the interest rate with respect to not less than 35% of the principal amount of the Term B Loan then outstanding, in form and substance reasonably satisfactory to the Administrative Agent.

10.13     Acquisition Documents.  Each Loan Party shall fully perform all of its material obligations under the PCA Acquisition Documents, and all other Acquisition Documents, and shall enforce all of its rights and remedies thereunder as it deems appropriate in its reasonable business judgment; provided, however, no Loan Party shall take any action or fail to take any action which would result in a waiver or other loss of any material right or remedy of such Loan Party thereunder.

10.14     PCA Real Estate Collateral.  With respect to each parcel of the PCA Real Estate Collateral, within sixty (60) days following the date of this Agreement, the Company shall provide to the Administrative Agent each of the following, and each in form and substance reasonably satisfactory to Administrative Agent:

(a)          a duly executed Mortgage providing for a fully perfected first priority Lien, in favor of the Administrative Agent, in all right, title and interest of the Company or such Subsidiary in each parcel of the PCA Real Estate Collateral;

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(b)          an ALTA Loan Title Insurance Policy, issued by an insurer reasonably acceptable to the Administrative Agent, insuring the Administrative Agent’s first priority Lien on each parcel of the PCA Real Estate Collateral and containing such endorsements as the Administrative Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be reasonably acceptable to the Administrative Agent, but shall not be in excess of the fair market value of such property);

(c)          copies of all documents of record concerning each parcel of the PCA Real Estate Collateral as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;

(d)          original or certified copies of all insurance policies required to be maintained with respect to the PCA Real Estate Collateral by this Agreement, the applicable Mortgage or any other Loan Document;

(e)          an ALTA survey of each parcel of the PCA Real Estate Collateral certified to the Administrative Agent meeting such standards as the Administrative Agent may reasonably establish and otherwise reasonably satisfactory to the Administrative Agent;

(f)           flood insurance policy concerning each parcel of the PCA Real Estate Collateral, if required by the Flood Disaster Protection Act of 1973;

(g)          an appraisal, prepared by an independent appraiser, of each parcel of the PCA Real Estate Collateral, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable;

(h)          a zoning letter for each such parcel of the PCA Real Estate Collateral; and

(i)           such other documents, certificates, subordinations and agreements relating to each parcel of the PCA Real Estate Collateral as the Administrative Agent may reasonably request.

10.15     Collateral Access Agreements.  If, at any time, the Loan Parties shall have more than $1,000,000 in the aggregate of Collateral at any location at which any Loan Party is a lessee or bailee, then, promptly upon the request of the Administrative Agent, the Company shall use its reasonable best efforts to deliver a Collateral Access Agreement for such location.

SECTION 11	NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, the Company agrees for itself and each of its Subsidiaries that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

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11.1       Debt.  Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)	Obligations under this Agreement and the other Loan Documents;

(b)          Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $3,500,000, provided, however, the forgoing limit shall not include a Sale Leaseback if such Sale Leaseback is consummated in an arm’s-length manner on market terms and conditions;

(c)          Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that, upon the reasonable request of Administrative Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d)          Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased in excess of the amount set forth on such Schedule;

(e)          Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.5;

(f)           Contingent Liabilities listed on Schedule 11.1 and Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted hereunder;

(g)          Guaranties by the Company and/or its Subsidiaries in respect of Debt of the Company or its domestic Subsidiaries permitted by this Section 11.1;

(h)          Hedging Obligations incurred in favor of Administrative Agent, any Lender or any of their Affiliates for bona fide hedging purposes and not for speculation;

(i)           Debt owing to any trust created under a supplemental executive retirement program of the Company;

(j)           Unsecured Subordinated Debt up to an aggregate principal amount outstanding at any time of Fifty Million Dollars ($50,000,000), approved prior to the incurrence thereof by the Administrative Agent and subject, at all times after the incurrence thereof, to a Subordination Agreement; and

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(k)          Debt of the Company owing to the Canadian Entities up to $5,000,000 in the aggregate.

11.2       Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)          Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; provided, however, that if the amount of any such tax or charge exceeds $1,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent cash collateral which in Administrative Agent’s judgment must be adequate to pay and discharge any such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay).

(b)          Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with any surety bonds, bids, performance bonds and similar obligations (in each case, the terms and provisions relating to Liens being approved in advance by Administrative Agent) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves; provided, however, that if the amount of any such Lien exceeds $1,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent cash collateral which in Administrative Agent’s judgment must be adequate to pay and discharge any such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay).

(c)          Liens described on Schedule 11.2 as of the Closing Date, including, Liens on the assets of PCA to be purchased under the PCA Acquisition Documents;

(d)          subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

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(e)          attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party; provided, however, that if the amount of any of the foregoing exceeds $1,000,000, unless Administrative Agent such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent cash collateral which in Administrative Agent’s judgment must be adequate to pay and discharge any such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay).

(g)          Liens in favor of landlords with respect to assets located at locations leased by the Company or any other Loan Party if such provisions granting a Lien are in existence on the Closing Date in leases that are in existence on the Closing Date, provided, however, with respect to any locations leased by the Company or any other Loan Party after the Closing Date, the related lease shall not contain any provisions granting a landlord a lien on any assets of the Company or any Loan Party or grant the landlord the right to dispose of any assets of the Company or any Loan Party and to the extent any location leased after the Closing Date is in a jurisdiction with a statutory lien in favor of a landlord, such lease shall contain a waiver of such statutory landlord lien;

(h)           Liens granted to the Issuing Lender or Administrative Agent under or in connection with any Master Letter of Credit Agreement or any L/C Application or any cash collateral delivered to Administrative Agent or the Issuing Lender in connection therewith or any Collateral Document; and

(i)           the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

11.3       Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $6,000,000 in any Fiscal Year, provided, however, the forgoing limit shall not include if the Brampton, Ontario facility is sold, transferred or assigned, the rental payments with respect to any replacement location if such rental payments are on an arm’s-length basis on market terms and conditions.

11.4       Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution or pay any dividend or distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Debt (but not including the Obligations), prior to its stated maturity or amortization schedule (in each case as such

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amortization schedule exists on the date hereof), (e) set aside funds for any of the foregoing, or (f) make any payment, redemption, prepayment, defeasance, repurchase or any other payment or reimbursement of any fees or expenses in respect of any Subordinated Debt, except that the Company may make any payment of principal, interest, fees or otherwise on the Subordinated Debt as the holder of the Subordinated Debt is expressly permitted to receive free of trust for the Administrative Agent for the benefit of Lenders under the terms of the relevant Subordination Agreement, provided, however, in no event shall the Company or any other Loan Party make any payment of principal, interest, fees or otherwise on the Subordinated Debt if an Unmatured Event of Default or an Event of Default exist. Notwithstanding the foregoing, the Company may, in compliance with all applicable federal and state laws, rules and regulations, (A) make a distribution or pay a dividend to any holders of the Company’s Capital Securities, if and only if, no Unmatured Event of Default or Event of Default has occurred and is continuing and no Unmatured Event of Default and no Event of Default is reasonably likely to occur from the making of any payment contemplated by this clause (A), and all such dividends and distributions on the Company’s Capital Securities do not exceed $5,500,000 in any Fiscal Year, and (B) make a distribution or pay a dividend to any holders of the Company’s Capital Securities and/or purchase or redeem any of the Company’s Capital Securities, as applicable, if and only if (i) no Unmatured Event of Default or Event of Default has occurred and is continuing and no Unmatured Event of Default and no Event of Default is reasonably likely to occur from the making of any payment contemplated by this clause (B), (ii) the Total Leverage Ratio is less than 1.50 to 1.00 for two consecutive Computation Periods, and (iii) all such distributions and dividends on the Company’s Capital Securities and all such purchases and redemptions of the Company’s Capital Securities do not exceed 50% of Consolidated Net Income in the aggregate per Fiscal Year (including the Fiscal Year in which the second such Computation Period occurs).

11.5       Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) except as contemplated by clause (e) of this Section below, sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory, excess equipment, and obsolete equipment in the ordinary course of business, (c) sell, transfer or assign any portion of the Real Estate Collateral unless in connection therewith unless the Net Cash Proceeds received are applied to the Obligations as set forth in this Agreement and the Guaranty and Collateral Agreement, (d) sell, transfer or assign the Brampton, Ontario facility except in on an arm’s-length basis and on market terms and conditions, (e) sell, transfer or assign the Capital Securities of any of the Canadian Entities or the Mexican Entity, or all or substantially all of the assets of any of the Canadian Entities or the Mexican Entity, unless the Net Cash Proceeds received are applied to the Obligations as set forth in this Agreement and the Guaranty and Collateral Agreement, or (f) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; (iii) the PCA Acquisition, and (iv) any other Acquisition by the Company where:

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(a)          the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Closing Date or reasonably related thereto;

(b)          at the time of the consummation of such Acquisition, the Administrative Agent shall have received a certificate from a Senior Officer certifying that immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist or is reasonably likely to occur as a result of such Acquisition, and that such Acquisition is permitted hereunder, together with a pro forma Compliance Certificate;

(c)          the board of directors or similar governing body of the target company has approved such Acquisition, and such acquisition is friendly, rather than hostile, in nature;

(d)          not less than 10 Business Days prior to the closing of such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(e)          not less than 10 Business Days prior to such Acquisition, the Administrative Agent shall have received (i) an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), (ii) Uniform Commercial Code, tax and judgment searches from the appropriate jurisdictions, (iii) the terms and conditions, including economic terms, of the proposed Acquisition, (iv) the Company’s calculation of pro forma EBITDA relating thereto and the delivery of a pro-forma consolidated balance sheet, statement of cash flows and income statement adjusted after giving effect to the consummation of the proposed Acquisition, and (v) copies of the audited financial statements (if available, or unaudited financial statements if no audited financial statements exist) for the target company for the three fiscal years (if available) most recently ended and for each of the completed fiscal quarters in the then current fiscal year. The proforma financial statements referred to in this clause shall contain consolidated and consolidating balance sheets, income statements, statements of cash flows and such other reports and disclosures of the Company as well as the target company and shall cover such forecast periods, as Administrative Agent may in its reasonable discretion require.

(f)           simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity), or the Loan Party (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity), shall execute and deliver to Administrative Agent (a) such documents, Collateral Access Agreements, pledges, security agreements, notes, and other agreements, certificates and opinions necessary to grant to Administrative Agent for the benefit of the Lenders a first priority Lien (subject to Permitted Liens) in all of the assets of such target company or surviving company, including the equity thereof, and their respective Subsidiaries, including the equity thereof, each in form and substance satisfactory to Administrative Agent, (b) an unlimited guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder

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agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations, and (c) a collateral assignment by the Loan Party of rights in favor of Administrative Agent with respect to the Acquisition Documents for such Acquisition and the Administrative Agent and the Lenders shall be permitted to rely on the legal opinions delivered by such Loan Party in connection with such Acquisition; and

(g)          if the Acquisition is structured as a merger, the Company is the surviving entity;

(h)	the provisions of Section 10.9 have been satisfied;

(i)           for any acquisition with an aggregate purchase price greater than $2,000,000 (including without limitation any deferred purchase price, seller notes, assumed Indebtedness, or similar items), the target company has an EBITDA (provided, however, that with respect to the purchase of assets of less than an entire target company, EBITDA will be calculated on a proforma basis prepared in good faith based on reasonable assumptions) in excess of zero Dollars for the twelve month period ended on the last day of the calendar month most recently ended prior to the date such acquisition is consummated; and

(j)           the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, the fair market value of any non-cash consideration, and any earn-outs or deferred purchase price payments to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions), together with all fees and expenses incurred in connection with such acquisition does not exceed, $5,000,000, provided however, the foregoing $5,000,000 limitation shall be increased to $25,000,000 at all times after the ratio of Total Funded Debt to EBITDA is less than 1.00 to 1.00 for two consecutive Computation Periods.

11.6       Modification of Organizational Documents.  Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party to change, its state of formation or its organizational form.

11.7       Transactions with Affiliates.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are materially less favorable than are reasonably obtainable from any Person which is not one of its Affiliates and excluding any employment agreements with any officers and directors of any Loan Party to the extent approved by the Board of Directors (or a committee thereof) of such Loan Party and disclosed by the Company in accordance with all applicable public reporting laws, rules, and regulations.

11.8       Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into, or be a party to, any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or

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permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, and Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.9       Business Activities; Issuance of Equity.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) any issuance of shares of the Company’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4.

11.10     Investments.  Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)          contributions by the Company to the capital of any domestic Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations as required by this Agreement;

(b)	Investments constituting Debt permitted by Section 11.1;

(c)          Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)	bank deposits in the ordinary course of business;

(e)          Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

(f)	Investments listed on Schedule 11.10 as of the Closing Date.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

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11.11     Restriction of Amendments to Certain Documents.  Not amend or otherwise modify, or waive any rights under, any of the Sears Agreements or the Wal-Mart Agreements, if, in any case, such amendment, modification or waiver could reasonably be expected to be adverse to the interests of the Lenders or be materially adverse to the Company.

11.12     Restriction of Amendments to Subordinated Debt Documents, the PCA Acquisition Documents, and Acquisition Documents.  Not agree to, acquiesce to, or consent to any amendment, modification, supplement, restatement, replacement or change to any provision of any of the Subordinated Debt Documents; not agree to, acquiesce to, or consent to any amendment, modification, supplement, restatement, replacement or change to any provision of any of the PCA Acquisition Documents; not agree to, acquiesce to, or consent to any amendment, modification, supplement, restatement, replacement or change to any provision of any of the Acquisition Documents which could materially and adversely affect the Lenders or materially adversely affect the rights and remedies of the Loan Parties thereunder

11.13     Transactions with Sears or Wal-Mart.   Not, and not permit any other Loan Party to, enter into any new agreement with Sears relating to studio (including portrait studio) operations at any Sears location without first obtaining a Collateral Access Agreement executed by Sears that has been approved by the Administrative Agent; not, and not permit any other Loan Party to, enter into any new agreement with Wal-Mart relating to studio (including portrait studio) operations at any Wal-Mart location without first obtaining a Collateral Access Agreement executed by Wal-Mart that has been approved by the Administrative Agent.

11.14     Dormant Entities.  Not allow or permit any Dormant Entity to (i) have or hold any assets of any kind or nature other than the Capital Securities of another Loan Party, (ii) have or incur any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, (iii) have any operations or employees, or (iv) merge with any Loan Party that is not a Dormant Entity unless such other Loan Party is the surviving entity.

11.15     Fiscal Year.  Not change its Fiscal Months, Fiscal Quarters or Fiscal Years from what is set forth on Schedule 1.1.

11.16	Financial Covenants.

11.16.1                Total Funded Debt to EBITDA Ratio.  Not permit, as of the last day of any Fiscal Quarter, the ratio of Total Funded Debt to EBITDA for the Computation Period ended on the last day of such Fiscal Quarter, to exceed the applicable ratio set forth below:

Computation Period Ending	Ratio of Total Funded Debt to EBITDA
July 21, 2007, and the last day of each Fiscal Quarter thereafter	3.00 to 1.00

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11.16.2                Minimum EBITDA.  Not permit, as of the last day of any Computation Period, EBITDA for such Computation Period to be less than the amount set forth below for such Computation Period:

Computation Period Ending	Minimum EBITDA
July 21, 2007, and the last day of each Fiscal Quarter thereafter	$50,000,000.00

11.16.3                Interest Coverage Ratio.  Not permit the Interest Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Interest Coverage Ratio
July 21, 2007, and the last day of each Fiscal Quarter thereafter	3.00 to 1.00

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1       Initial Credit Extension.  The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1	Financial Statements.

(a)            The Administrative Agent and the Lenders shall have received and shall be satisfied with the unqualified audited consolidated financial statements for the Company and its Subsidiaries for Fiscal Years 2005 and 2006 and the interim unaudited consolidated financial statements year-to-date Fiscal Year 2007. The Administrative Agent and the Lenders shall have received and shall be satisfied with the audited consolidated financial statements for PCA and its Subsidiaries for Fiscal Years 2005 and 2006 and, if available, the interim unaudited consolidated financial statements year-to-date Fiscal Year 2007. The Administrative Agent and the Lenders shall have received and shall be satisfied with the projections of the Company’s and its Subsidiaries’ consolidated financial condition (income statements, balance sheets and cash flow

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statements) and results of operations, on a Fiscal Quarter basis for Fiscal Years 2007, 2008, 2009, 2010, 2011 and 2012 as furnished to Administrative Agent and the Lenders and other information furnished to Administrative Agent by the Company after giving effect to the consummation of the financings contemplated hereby and the closing of the PCA Acquisitions as if such transactions had occurred on such date. The Administrative Agent and the Lenders shall be satisfied that the foregoing items, (i) for the periods ended on or before the Closing Date, fairly and accurately reflect the business and financial condition of the Company and its Subsidiaries, their cash flows and the results of their operations for such periods in accordance with GAAP (except the monthly financial statements were prepared consistent with current practice of the company (i.e., not in accordance with GAAP)), and (ii) for the periods that will end after the Closing Date, fairly and accurately forecast the business and financial condition of the Company and its Subsidiaries cash flows, and the results of their operations for such periods in accordance with GAAP.

(b)            The Administrative Agent and the Lenders shall receive satisfactory evidence, including certification from the Company that, after giving effect to the funding of the Loans at closing and payment of all costs and expenses: (i) minimum trailing twelve-month EBITDA, calculated in a manner consistent with the financial statements and projections delivered to the Administrative Agent prior to the date hereof, pro forma, after giving effect to the PCA Acquisition (for the period ending February 4, 2007 (and with respect to PCA, for the period ending January 29, 2007)) of $52.5 million, and (ii) the Total Leverage Ratio, pro forma after giving effect to the PCA Acquisition (for the period ending February 4, 2007 (and with respect to PCA, for the period ending January 29, 2007)) was less than 2.40 to 1.00.

(c)            Copies of internal management reports with financial statements for the Company for the 2006 and 2005 Fiscal Years, and copies of internal management reports with financial statements for PCA for the 2006 and 2005 Fiscal Years.

12.1.2	Notes. A Note for each Lender.

12.1.3    Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents and authorized to submit a Notice of Borrowing (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

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12.1.4    Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the Loan Documents, the PCA Acquisition Documents, and the documents referred to in this SECTION 12.

12.1.5    Letter of Direction.  A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.6    Reaffirmation to Guaranty and Collateral Agreement.  A counterpart of the Reaffirmation to Guaranty and Collateral Agreement executed by each Loan Party (other than the Company, the Dormant Entities, the UK Entity, the Mexican Entity, and the Canadian Entities), together with all items required to be delivered in connection therewith.

12.1.7	Opinions of Counsel. Opinions of counsel for each Loan Party.

12.1.8    Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lenders’ loss payee and as an additional insured on all related insurance policies.

12.1.9    Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.10                Solvency Certificate.  A Solvency Certificate executed by a Senior Officer of the Company.

12.1.11                Search Results; Lien Terminations.  Certified copies of UCC search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party and PCA and its Subsidiaries (in each case, under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) such other UCC termination statements as the Administrative Agent may reasonably request.

12.1.12                Filings, Registrations and Recordings.  The Administrative Agent shall have received each document (including Mortgages and UCC financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein and the Real Estate Collateral described therein, prior to any other Liens, in proper form for filing, registration or recording.

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12.1.13                Closing Certificate.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.14                No Material Adverse Change.  The Administrative Agent and the Lenders shall be satisfied that since February 4, 2007, there has been no Material Adverse Effect with respect to the Company and its Subsidiaries. The Administrative Agent and the Lenders shall be satisfied that since January 29, 2007, there has been no Closing Date Material Adverse Effect with respect to PCA and its Subsidiaries.

12.1.15                Wal-Mart Extension.  Evidence that each of the Wal-Mart Agreements shall have been assigned to the Company under terms and conditions acceptable to the Administrative Agent and that Wal-Mart has waived any non-competition provisions of the Wal-Mart Agreements. PCA shall have delivered to the Company a written consent of Wal-Mart, in form and substance acceptable to Administrative Agent, that (i) approves the transactions contemplated by the PCA Acquisition Documents, (ii) consents to and approves of the assignment from PCA to the Company of the Wal-Mart Agreements, (iii) waives and/or deems satisfied the conditions and requirements set forth in Sections 7a. and b. and 8a.1. and h. of Appendix-1 to the Master Lease Agreement which is one of the Wal-Mart Agreements, which Master Lease Agreement shall have been executed by Wal-Mart and shall be in full force and effect at, or effective as of, the Closing, (iv) waives any existing breaches or defaults thereunder, and (v) contains such other terms and provision as Administrative Agent may reasonably request.

12.1.16                Disclosure.  The Company shall have certified that it has disclosed to Administrative Agent and the Lenders all material facts and circumstances relating to the Loan Parties’ business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Loan Parties and their customers.

12.1.17                PCA Acquisition.  All conditions precedent (except the payment of the purchase price) to consummate the PCA Acquisition shall have been met to the reasonable satisfaction of the Company or waived by the parties thereto and the Administrative Agent shall have been provided evidence reasonably satisfactory to it with respect thereto. The material terms and material provisions of the PCA Acquisition Documents shall be on terms and conditions reasonably acceptable to the Administrative Agent and the purchase price thereof (excluding any customary working capital adjustment and any assumed liabilities) shall not exceed $100,000,000. The Administrative Agent shall be reasonably satisfied with the results of its legal (including environmental) and business due diligence on PCA and its Subsidiaries.

12.1.18                Governmental Approvals.  All governmental approvals necessary to consummate the purchase of PCA shall have been received and all waiting periods thereunder shall have expired, including, early termination with respect to Hart-Scott-Rodino Anti Trust Improvements Act.

12.1.19                Bankruptcy Court Approval.  The Administrative Agent shall be satisfied with the Bankruptcy Court’s 363/365 Order and the Bankruptcy Court’s approval of the PCA Acquisition Documents and the assumption of all agreements by the Company

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thereunder. The Administrative Agent shall have received a copy of the 363/365 Order and each such order shall be acceptable to Administrative Agent. PCA shall have complied with all orders of the Bankruptcy Court and all provisions of the Bankruptcy Code (and all rules thereunder). The 363/365 Order shall not have been stayed, modified or reversed, and there shall be no appeal pending with respect thereto and the such order shall be in full force and effect.

12.1.20                Other.  Such other documents, agreements, certificates and opinions as the Administrative Agent or any Lender may reasonably request including without limitation, those items listed on the documents and requirements list attached hereto as Exhibit F and incorporated herein.

12.1.21	Real Estate Documents (other than the PCA Real Estate Collateral).

With respect to each parcel of the Real Estate Collateral (other than the PCA Real Estate Collateral), a duly executed amendment to each Mortgage, together with a date down of each ALTA Loan Title Insurance Policy, issued by an insurer acceptable to the Administrative Agent and such affidavits relating to title and survey matters as may be reasonably requested by the title company or Administrative Agent.

12.2       Conditions.  The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1    Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)          the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)          no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2    Confirmatory Certificate.  If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

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SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.

13.1       Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

13.1.1    Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2    Non-Payment of Other Debt.  Any default shall occur under the terms applicable to any Debt of any Loan Party individually or in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, after giving effect to any cure periods in any documents relating to such Debt, whether by acceleration or otherwise, or (b)  permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity, or (c) accelerate the maturity, of such Debt.

13.1.3    Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any obligation of, or condition agreed to by, any Loan Party with respect to any agreement, contract or lease, where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect. Breach or default under any Subordinated Debt which is not cured or waived within any applicable grace period, or any Subordinated Debt has become due and payable (or any Loan Party is required to purchase or redeem such Subordinated Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.4    Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5    Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5, 10.2, 10.5, 10.11, 10.12, 10.13, 10.14 or SECTION 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not

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constituting an Event of Default under any other provision of this SECTION 13 for which no other grace period is specified) and continuance of such failure described in this clause (b) for 20 consecutive days.

13.1.6    Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading on the date as of which the facts therein set forth are stated or certified.

13.1.7    Pension Plans.  (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000 individually or in the aggregate; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the failure to pay any Unfunded Liability within the time periods required by law or required by any written agreement between any Loan Party and any governmental authority, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000 individually or in the aggregate.

13.1.8    Judgments.  Final judgments (unless covered by insurance without a reservation of rights by the applicable insurer) which exceed $500,000 individually or in the aggregate shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9    Invalidity of Collateral Documents, etc.  Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10                Sears Agreements; Wal-Mart Agreements.  Any material default or material breach, or notice (written or oral) of any default or breach, under any of the Sears Agreements, or any termination of any of the Sears Agreements (except for a termination of the Sears Agreement in Canada not arising from a breach or default by the Company or any other Loan Party of such agreement) or any notice (written or oral) of any intent to terminate or not renew or extend any of the Sears Agreements (except for a termination of the Sears Agreement in Canada not arising from a breach or default by the Company or any other Loan Party of such agreement), or any of the Sears Agreements (except for an expiration of the Sears Agreement in Canada in accordance with its terms not arising from a breach or default by the Company or any other Loan Party of such agreement) shall cease to be in full force and effect whether by their terms or due to an early termination. Any material default or material breach, or notice (written or oral) of

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any default or breach, under any of the Wal-Mart Agreements (other than the UK Wal-Mart Agreement (as such term is defined the defined term Wal-Mart Agreements), or any termination of any of the Wal-Mart Agreements (other than the UK Wal-Mart Agreement), or any notice (written or oral) of any intent to terminate or not renew or extend any of the Wal-Mart Agreements(other than the UK Wal-Mart Agreement), or any of the Wal-Mart Agreements (other than the UK Wal-Mart Agreement) shall cease to be in full force and effect whether by their terms or due to an early termination.

13.1.11                Guaranty.  Any Loan Party or any other Person shall contest in any manner the validity, binding nature or enforceability of any guaranty of the Obligations (including the Guaranty and Collateral Agreement) or shall assert the invalidity or unenforceability of, or deny any liability under, any guaranty of the Obligations (including the Guaranty and Collateral Agreement) or any Loan Party fails to comply with any of the terms or provisions of any guaranty of the Obligations (including the Guaranty and Collateral Agreement), or any representation or warranty is false or any covenant is breached of any Loan Party herein or in any guaranty of the Obligations (including the Guaranty and Collateral Agreement).

13.1.12	Change of Control. A Change of Control shall occur.

13.1.13                Closing of Locations.  The closing (rounded downwards to the nearest whole number) of more than 12% of the sum of (a) the Company and its Subsidiary’s retail locations existing on the Closing Date which is three thousand and ninety four (3,094) locations (after giving effect to the closing of the PCA Acquisition), plus (b) the Company and its Subsidiary’s new retail locations opened after the Closing Date minus (c) up to 500 stores which are permitted to be closed by Wal-Mart under the Wal-Mart Agreement on or before July 31, 2008.

13.1.14                Material Adverse Effect.  The occurrence of any event or circumstance which could reasonably be likely to give rise to a Material Adverse Effect.

13.1.15                Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.2       Effect of Event of Default.  If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and

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other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies against the Company and each other Loan Party granted to them in this Agreement, the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, and all rights and remedies of a creditor under any applicable law or at equity.

13.3       Setoff.  The Company agrees for itself and each other Loan Party that the Administrative Agent, each Lender and the Issuing Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company, for itself and each other Loan Party. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent, such Lender or the Issuing Lender, irrespective of whether or not such the Administrative Agent, Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have. The Administrative Agent, each Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.4       Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other

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Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Subsection shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in the aggregate amount of all unreimbursed payments and disbursements under all Letters of Credit to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Subsection shall apply).

The Company for itself and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each other Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company and each other Loan Party in the amount of such participation.

SECTION 14	THE AGENTS.

14.1       Appointment and Authorization.  Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2       Issuing Lender.  The Issuing Lender shall act on behalf of the Lenders (according to their Applicable Percentage) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this SECTION 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or

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proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this SECTION 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3       Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4       Exculpation of Administrative Agent.  None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the

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conditions specified in SECTION 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6       Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with SECTION 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7       Credit Decision.  Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8       Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Applicable Percentage, from and against any and all Indemnified Liabilities (as hereinafter defined);

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provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under any of the Loan Documents, or any modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9       Administrative Agent in Individual Capacity.  LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.10     Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this SECTION 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date

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which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under SECTION 5, and Sections 15.5 and 15.17) allowed in such judicial proceedings; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under SECTION 5, and Sections 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.12     Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other

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Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.13     Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, and notwithstanding anything contained herein or in any other Loan Document to the contrary, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.13. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

SECTION 15	GENERAL.
15.1	Waiver; Amendments.

15.1.1      No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

15.1.2      Unless expressly set forth herein or in a Loan Document, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Applicable Percentage of not less than the aggregate Applicable Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.1.3      No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees based on a change in the applicable level as set forth in this

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Agreement for which no consent shall be required)), or (d) release all or substantially all of the Guarantors from its obligations under the Guaranty and Collateral Agreement or all or substantially all of the Collateral and the Real Estate Collateral granted under the Collateral Documents, change the definition of Required Lenders, change any provision of this Section 15.1.3(d) or reduce the aggregate Applicable Percentage required to effect an amendment, modification, waiver or consent, without, in each case in this clause (d), the written consent of all Lenders.

15.1.4      No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Applicable Percentage of the Term B Loans affected thereby.

15.1.5      No provision of SECTION 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.1.6      Notwithstanding anything contained herein to the contrary, if a Lender fails, refuses or otherwise does not consent to any amendment, modification, waiver or restatement of this Agreement or any Loan Document, then the Company in consultation with the Administrative Agent or Administrative Agent can require, at any time within ninety (90) days following such failure or refusal, that such Lender sell to the Administrative Agent or another Lender, on no less than ten (10) Business Days prior written notice, at par (with the Company paying any LIBOR breakage costs and similar items), all of its Commitments.

15.2       Confirmations.  The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3	Notices.

15.3.1      Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices and other communications hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). For purposes of

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Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance. Notices delivered through electronic communications to the extent provided in Section 15.3.2) below, shall be effective as provided in said Section.

15.3.2      Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to this Agreement if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

15.3.3      Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

15.4       Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied. If any other changes in accounting principles from those used in the preparation of any of the Financial Statements are required by or result from the promulgation of principles, rules, regulations, guidelines, pronouncements or opinions by the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such

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financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Loan Parties shall be the same after such changes as if such changes had not been made; provided, however, that until such amendments satisfactory to the Company, the Administrative Agent and the Required Lenders are made, all financial covenants herein and all the provisions hereof which contemplate financial calculation hereunder shall remain in full force and effect and shall be calculated in accordance with GAAP in a manner consistent with the preparation of the February 4, 2007 audited financial statements.

15.5       Costs, Expenses and Taxes.  The Company shall pay (i) all reasonable out of pocket fees, costs and expenses incurred by the Administrative Agent and its Affiliates (including all Attorney Costs), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket fees, costs and expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket fees, costs and expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including all Attorney Costs for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (b) in connection with the Loans made, or Letters of Credit issued hereunder, including all such out of pocket fees, costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

15.6	Assignments; Participations.
15.6.1	Successors and Assigns Generally.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of Subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6.2 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in Subsection (b)(i)(a) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Loan, or $100,000, in the case of any assignment in respect of the Term B Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by Subsection (b)(i)(b) of this Section and, in addition:

(A)        the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term B Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

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(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to the Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       No Assignment to Identified Persons. No such assignment shall be made to a Person listed on Exhibit G.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection (c) below of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of SECTION 8, Section 15.5, Section 15.17, and Section 15.18 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or

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obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, the Administrative Agent and the Lenders, Issuing Lender and Swing Line Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters set forth in Section 15.1.3 that affects such Participant. Subject to Subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of SECTION 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 13.4 as though it were a Lender.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 7.4 and SECTION 8 and than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.4 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 7.4(e) as though it were a Lender.

15.6.2    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.7       GOVERNING LAW.  THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT THAT (I) THE LAW THAT GOVERNS THE PERFECTION, EFFECT OF PERFECTION OR NON-PERFECTION, AND ENFORCEMENT OF LIENS AND SECURITY INTERESTS SUBJECT TO THE UCC SHALL BE THE LAW DETERMINED TO BE APPLICABLE UNDER THE PROVISIONS OF THE UCC AS ADOPTED AND IN EFFECT IN THE STATE OF ILLINOIS, AND (II) THE PROVISIONS OF THE LOAN DOCUMENTS PERTAINING TO THE CREATION OR PERFECTION OF LIENS AND SECURITY INTERESTS OR THE ENFORCEMENT OF RIGHTS OF

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ADMINISTRATIVE AGENT IN THE COLLATERAL NOT SUBJECT TO THE UCC AND LOCATED IN A STATE OTHER THAN THE STATE OF ILLINOIS SHALL BE GOVERNED BY THE LAWS OF SUCH STATE.

15.8       Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Lender.

For purposes of this Section, “Information” means all information received from the Company or any other Loan Party relating to the Company or any other Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any other Loan Party, provided that, in the case of information received from the Company or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.9       Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.10     Nature of Remedies.  All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or

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privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.11     Entire Agreement.  This Agreement, the other Loan Documents, and the Agent Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15.12     Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals. Subject to and except as provided in SECTION 12, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

15.13     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.14     No Third Party Beneficiaries.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

15.15     Captions; Recitals.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. The recitals to this Agreement are substantive in nature and are incorporated herein as a part of this Agreement.

15.16     Customer Identification - USA Patriot Act Notice.  Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.

15.17     INDEMNIFICATION BY THE COMPANY.  THE COMPANY SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”)

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AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE COMPANY OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES” (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER OR ANY LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE COMPANY OR ANY LOAN PARTY, OR ANY LIABILITY UNDER OR RELATED TO ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO THE COMPANY OR ANY LOAN PARTY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE COMPANY OR ANY LOAN PARTY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE COMPANY OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE COMPANY OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, EXPIRATION, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 15.5 or this Section 15.17 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing

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Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this Subsection are subject to the provisions of Section 2.5. All amounts due under Section 15.5 or this Section 15.17 shall be payable promptly but in no event later than 15 days after demand therefor.

15.18     Nonliability of Lenders; Waiver of Consequential Damages, Etc.  The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY SHALL NOT, AND SHALL NOT PERMIT ANY LOAN PARTY TO, ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN, OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE

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OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.19     FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.21     Statutory Notice - Oral Commitments.  Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement and the other Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED OR THAT IS IN ANY WAY RELATE TO THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS. TO PROTECT COMPANY AND EACH OTHER LOAN PARTY (BORROWER) AND

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ADMINISTRATIVE AGENT AND THE LENDERS (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE COMPANY AND ADMINISTRATIVE AGENT AND THE LENDERS REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Company acknowledges that there are no other agreements between Administrative Agent, Lenders, Company and the Loan Parties, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

[signature pages follow]

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The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

CPI Corp., a Delaware corporation

By:
Title:

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LaSalle Bank National Association,

as Administrative Agent, as Issuing Lender and as a

Lender

By:
Title:

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ANNEX A

LENDERS AND APPLICABLE PERCENTAGES

Lender	Term B Commitment Amount	Revolving Commitment Amount	Pro Rate Share*/
LaSalle Bank National Association	$115,000,000.00	$40,000,000.00**/	100.000000000%
TOTALS	$115,000,000.00	$40,000,000.00	100.000000000%

**/         Revolving Commitment Amount reduces as set forth in the Credit Agreement. Includes Swing Line Commitment Amount of $5,000,000.

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ANNEX B

ADDRESSES FOR NOTICES

CPI CORP.

1706 Washington Avenue,

St. Louis, MO 63103

Attention: Mr. Gary Douglass, Treasurer

Telephone: (314) 231-1575 ext. 3310

Facsimile: (314) 613-6750

With a copy to:

CPI CORP.

1706 Washington Avenue,

St. Louis, MO 63103

Attention: Mr. Dale Heins, Assistant Treasurer

Telephone: (314) 231-1575 ext. 4104

Facsimile: (314) 613-6750

And an additional copy to:

CPI CORP.

1706 Washington Avenue,

St. Louis, MO 63103

Attention: Ms. Jane Nelson, General Counsel

Telephone: (314) 231-1575 ext. 3323

Facsimile: (314) 231-4233

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

One North Brentwood Blvd., Suite 950

Clayton, Missouri 63105

Attention: Kimberly Admire

Telephone: (314) 613-1908

Facsimile: (314) 621-1612

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All Other Notices

One North Brentwood Blvd., Suite 950

Clayton, Missouri 63105

Attention: Margaret Dierkes

Telephone: (314) 613-1916

Facsimile: (314) 621-1612

With a copy to:

Steven C. Drapekin

Lewis Rice & Fingersh L.C.

500 North Broadway, Suite 2000

St. Louis, Missouri 63102

Telephone: (314) 444-7692

Facsimile: (314) 612-7692

ii

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EXHIBIT A

FORM OF NOTE

_______,_______

$__________________	Chicago, Illinois

The undersigned, for value received, promises to pay to the order of ______________ (the “Lender”) at the principal office of LaSalle Bank National Association (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Second Amended and Restated Credit Agreement, dated as of June 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

CPI CORP.

By:
Title:

A-1

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EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of June 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI Corp. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.             Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at _____________, ____ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.           Underlying Calculations. Enclosed herewith is a copy of the spreadsheets and other calculations used to calculate the financial tests below.

III.          Financial Tests. The Company hereby certifies and warrants to Administrative Agent, Issuing Lender and each Lender that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement and each of the enclosed are true and correct as at the Computation Date:

A.	Section 11.16.2 Minimum EBITDA

1.	Consolidated Net Income	$________
(which includes agreed upon PCA historical
EBITDA of $_________)

2.	Plus:
(A) Interest Expense	$________
(B) income tax expense	$________
(C) depreciation and amortization	$________
(D) non-cash charges (unless otherwise
approved by the Administrative Agent)
for such period, (i) for the 2007 and
2008 Fiscal Years, not exceeding
a cumulative aggregate of $10,000,000,
and (ii) for all periods thereafter while this
Agreement is in existence, not exceeding
a cumulative aggregate of $3,000,000
in the aggregate	$________
(E) non-cash charges relating to any
share-based compensation awards,

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to the extent such non-cash charges
were expensed during such period
in accordance with SFAS 123R or
are required to be shown as an expense
in any financial statements for periods
prior to the effective date of SFAS 123R	$________
(F) costs and expenses incurred in
connection with (i) the transactions
contemplated by the Credit Agreement and
the other Loan Documents and any related
fee letters and (ii) the PCA Acquisition	$________
(G) for the 2007 and 2008 Fiscal Years
, cash charges for severance expenses for
such period not exceeding a cumulative
aggregate of $10,000,000	$________
(H) other adjustments acceptable
to the Administrative Agent	$________

3.	Total--Items No 1 plus 2 (EBITDA)	$________

4.	Minimum EBITDA Required by
Section 11.16.2	$50,000,000

5.	All cash and noncash components of EBITDA: See Attached

B.	Section 11.16.1 - Maximum Total Funded Debt to EBITDA Ratio

1.	Total Funded Debt	$________

2.	EBITDA	$________
(from Item A(3) above)

3.	Ratio of (1) to (2)	____ to 1.00

4.	Maximum allowed	3.00 to 1.00

C.	Section 11.16.3 - Interest Coverage Ratio

1.	EBITDA	$________
(from Item A(3) above)

2.	Cash Interest Expense	$________

3.	Ratio of (1) to (2)	____ to 1.00

4.	Minimum allowed	3.00 to 1.00

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D.	Location Closings and Openings -- Section 10.1.9

See Attached

The Company further certifies Administrative Agent and the Lenders that no Event of Default or Unmatured Event of Default has occurred and is continuing. The Company has caused this Certificate to be executed and delivered by its duly authorized officer on _________________, ____.

CPI CORP.

By:
Title:

Attachments (must include at least the following):

(i)	Detail of all cash and noncash components of EBITDA
(ii)	Location Closing and Openings

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EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

Date:_________________

To:	CPI Corp.

and

LaSalle Bank National Association, as Administrative Agent

Re:	Assignment under the Credit Agreement referred to below

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1. Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2. Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with _______________________

1For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3Select as appropriate.

4Include bracketed language if there are either multiple Assignors or multiple Assignees.

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the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	______________________________
______________________________

2.	Assignee[s]:	______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.	Company(s):	______________________________
4.	Administrative Agent: _____________________________, as the administrative agent under the Credit Agreement
5.

Credit Agreement:              The Second Amended and Restated Credit Agreement dated as of ____________, 2007 among CPI Corp., the Lenders parties thereto, and LaSalle Bank National Association, as Administrative Agent

6.	Assigned Interest[s]:
Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]
			$	$	$
			$	$	$
			$	$	$

______________________

5List each Assignee, as appropriate.

6Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term B Loan Commitment,” etc.)

7Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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[7.    Trade Date:______________]10

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S]12

[NAME OF ASSIGNEE]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and]13 Accepted:

______________________

10To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

11Add additional signature blocks as needed.

12Add additional signature blocks as needed.

13To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

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LaSalle Bank National Association, as Administrative Agent

By:
Title:

[Consented to:]14

[NAME OF RELEVANT PARTY]

By:
Title:

______________________

14To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement.

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STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

Second Amended and Restated Credit Agreement dated as of _______, 2007 among CPI Corp., the Lenders parties thereto,

and LaSalle Bank National Association, as Administrative Agent

1.	Representations and Warranties.

1.1          Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 15.6.1(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 15.6.1(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents

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and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. At Administrative Agent’s option, from and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date, or the Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

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EXHIBIT D

FORM OF NOTICE OF BORROWING

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of June 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI Corp. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)          The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

(ii)	The aggregate amount of the proposed borrowing is $______________.

(iii)        The type of [Revolving Loans] [Term B Loans] comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)        The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the advance requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CPI CORP.

By: __________________________________

Title: ______________________________

D-1

1377643.07

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of June 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI Corp. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)          on [____date____] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

[(b)        on [____date____] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CPI CORP.

By: __________________________________

Title: _________________________________

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1377643.07

EXHIBIT F

DOCUMENTS AND REQUIREMENTS LIST

F-1

1377643.07